As filed with the Securities and Exchange Commission on December 23, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SINO GREEN LAND CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	3537	54-0484915
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

6/F No.947, Qiao Xing Road, Shi Qiao Town
Pan Yu District, Guangzhou
People’s Republic of China 511490
86-20-84890337
 (Address, including zip code, and telephone number, including area code, of registrant’s Principal Executive Offices)

Anson Yiu Ming Fong
Sino Green Land Corporation
 6/F No.947, Qiao Xing Road, Shi Qiao Town
Pan Yu District, Guang Zhou
People’s Republic of China 511490
86-20-84890337
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send a copy of all communications to:
Asher S. Levitsky P.C.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY  10006
Telephone: (212) 981-6767
Fax: (212) 930-9725
e-mail: alevitsky@srff.com

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐                                                                                                           Accelerated filer     ☐
Non-accelerated filer   ☐      (Do not check if a smaller reporting company)                     Smaller reporting company   ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $.001 per share (2)	11,700,000	$0.24	$2,808,000	$200.21

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the last reported sale price of the common stock on December 23, 2009 of $0.24.

(2) Represents shares of common stock issuable upon exercise of outstanding warrants held by the selling shareholders.  Pursuant to Rule 416 there are also being registered such additional shares as may be issuable pursuant to anti-dilution provisions relating to dilution resulting from stock splits, stock dividends, or similar transactions.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER 23, 2009

 11,700,000 Shares
SINO GREEN LAND CORPORATION
Common Stock
OTC Bulletin Board trading symbol:  SGLA

This prospectus relates to the public offering of an aggregate of 11,700,000 shares of common stock which may be sold from time to time by the selling shareholders named in this prospectus. These shares are issuable upon the exercise of warrants.

We will not receive any proceeds from the sale by the selling shareholders of their shares of common stock other than the exercise price of the warrants if and when the warrants are exercised. We cannot assure you that any warrants will be exercised.  We will pay the cost of the preparation of this prospectus, which is estimated at $55,000.

On December 23, 2009, the last reported sales price per share of our common stock as reported by the OTC Bulletin Board was $0.24.

 Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling shareholders have not engaged any underwriter in connection with the sale of their shares of common stock. The selling shareholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling shareholders may also sell their shares in transaction that are not in the public market in the manner set forth under “Plan of Distribution.”

The date of this Prospectus is _______, 2009

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

PROSPECTUS SUMMARY

 This summary does not contain all of the information that is important to you. You should read the entire prospectus, including the Risk Factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

Summary

Through our Chinese operating subsidiaries, Zhuhai Organic Region Modern Agriculture Ltd. (“Zhuhai Organic”) and Guangzhou Organic Region Agriculture Ltd. (“Guangzhou Organic”), we are primarily engaged in the wholesale distribution, marketing and sales of high-value fruits and vegetables to wholesale centers and supermarkets in China.  Our main products include Fuji apples, which accounted for more than 80% of our revenue in the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, emperor bananas and tangerine oranges. We purchase our products directly from farming cooperative groups on plantations in three Chinese provinces of Shaanxi, Guangdong, and Guangxi and we distribute our products to other regions almost exclusively through two main wholesale markets in Guangdong Province and North China.  At these markets our customers include trading agents who purchase fruit from us and sell to their own customers.  Although we make some direct sales, these sales are not significant.  We also provide the farming cooperatives with varying degrees of farming, harvesting and marketing services.  We have recently introduced a line of vegetable products, which we process and distribute to end users.

Organization

We are a Nevada corporation, organized under the name Henry County Plywood Corporation, in March 2008, as the successor to a Virginia corporation of the same name which was organized in May 1948. We changed our corporate name to Sino Green Land Corporation on March 23, 2009.

We are the sole shareholder of Organic Region Group Limited (“Organic Region”), a British Virgin Islands company organized on January 30, 2003. Organic Region is the sole shareholder of Zhuhai Organic Region Modern Agriculture Ltd., a wholly foreign-owned entity, known as a WFOE, Guangzhou Organic Region Agriculture Ltd., a WFOE, Fuji Sunrise International Enterprises Limited, a British Virgin Islands company, Southern International Develop Limited, a British Virgin Islands company, and HK Organic Region Limited, a Hong Kong company. In addition, Organic Region entered into exclusive arrangements with Guangzhou Greenland Co., Ltd., an individual business entity owed by Mr. Xiong Luo, our chief operating officer, who gave Organic Region the ability to substantially influence Guangzhou Greenland’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result, we consolidated the financial results of Guangzhou Greenland as variable interest entity pursuant to Financial Interpretation No. 46R, “Consolidation of Variable Interest Entities” in our financial statements.

Reverse Acquisition

On January 15, 2009, we acquired Organic Region pursuant to a share exchange agreement with Organic Region, its shareholders and its wholly owned subsidiaries. Pursuant to the share exchange agreement, the Organic Region shareholders transferred all of the shares of the capital stock of Organic Region, in exchange for 81,648,554 shares of our common stock, which constituted 98% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the share exchange agreement.  The exchange was treated as a recapitalization that gave effect to the share exchange agreement. Under generally accepted accounting principles, our acquisition of Organic Region is considered to be capital transactions in substance, rather than a business combination. That is, the acquisition is equivalent to the acquisition by Organic Region of us, with the issuance of stock by Organic Region for the net monetary assets of us (then known as Henry County Plywood Corporation). This transaction is accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition. Under reverse takeover accounting, our historical financial statements are those of Organic Region, its subsidiaries and variable interest entity, which is treated as the acquiring party for accounting purposes. The financial statements reflect the recapitalization of the shareholders’ equity as if the transactions occurred as of the beginning of the first period presented. Thus, the 81,648,554 shares issued in the reverse acquisition are considered outstanding for all periods presented.  In connection with the reverse acquisition, we changed our fiscal year to the calendar year to reflect the fiscal year of Organic Region.

As part of, and contemporaneously with, the reverse acquisition, on January 15, 2009, we entered into a redemption agreement with our then majority shareholders, pursuant to which we issued our non-interest bearing convertible promissory notes in the total principal amount of $500,000 to purchase 1,666,298 shares of common stock owned by these shareholders, and we cancelled the acquired shares.  We paid the notes in two installments of principal in the amount of $250,000 on March 31, 2009 and April 27, 2009.  We have no further obligation to our former majority shareholders.

At the time of the reverse acquisition, we were a shell company with no operations and our sole purpose was to locate and consummate a merger or acquisition with a private entity.  As a result of the reverse acquisition, our business has become the business conducted by Organic Region.

Other Pertinent Information

References to “we,” “us,” “our” and similar words refer to the Sino Green Land Corporation and its subsidiaries and Guangzhou Greenland, a variable interest entity whose financial statements are consolidated with ours, unless the context indicates otherwise.  Prior to the reverse acquisition, these terms refer to Organic Region, its subsidiaries and Guangzhou Greenland, unless the context indicates otherwise.

Our business is conducted in China, using RMB, the currency of China, and our financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our financial statements in United States dollars. These dollar references are based on the exchange rate of RMB (or, if applicable, another currency) to United States dollars, determined as of a specific date or period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars. Similarly, the compensation of our officers may reflect an increase or decrease in the amount of our obligations (expressed in dollars).

Our corporate headquarters are located at 6/F No. 947, Qiao Xing Road, Shi Qiao Town, Pan Yu  District, Guangzhou, People’s Republic of China. Our telephone number is 86-20-84890337.

Issuance of Securities to the Selling Shareholders

This prospectus covers shares of common stock issuable upon exercise of our $0.14 and $0.25 warrants, which were issued in August 2009 in connection with a $1,000,000 private placement pursuant to series A convertible preferred stock and warrant purchase agreement dated August 7, 2009, between us and the selling shareholders named under “Selling Shareholders.”   The agreements relating to the private placement are described under “Selling Shareholders.”

The Offering

Common Stock Offered:
The selling shareholders are offering a total of 11,700,000 shares of common stock, which are issuable upon exercise of warrants.  The shares being offered by the selling shareholders represent approximately 33% of our outstanding common stock, net of shares owned by officers and directors.

Outstanding Shares of Common Stock:	104,943,337 shares 1

Common Stock to be Outstanding after Exercise of Warrants:	116,643,337 shares 1

Use of Proceeds:
We will receive no proceeds from the sale of any shares by the selling shareholders, other than the exercise price of the warrants.  If all of the warrants for which the underlying shares are registered are sold are exercised at their current exercise price, we would receive total proceeds of approximately $1.8 million.  We cannot assure you that any warrants will be exercised.

1
Does not include a total of 11,363,635 shares of common stock issuable upon conversion of our series A convertible preferred stock, 8,300,000 shares issuable upon exercise of warrants not covered by this prospectus, and 11,363,635 shares of common stock issuable upon conversion of share of series A preferred stock issuable pursuant to an option granted to the selling shareholders.

Summary Financial Information
(in thousands, except per share information)

The following information at December 31, 2008 and 2007 has been derived from the financial statements of Organic Region, which appear elsewhere in this prospectus. The information for the nine months ended September 30, 2009 has been derived from our unaudited financial statements which appear elsewhere in this prospectus.

Statement of Operations Information:

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007
Net sales	$71,460	$57,668	$73,563	$42,257
Gross profit	7,986	6,323	8,246	4,725
Operating income	3,990	4,487	5,066	3,876
Interest expense, net	(476)	(40)	(134)	--
Beneficial conversion feature expense	(153)	(275)	(393)	--
Other income (expense)	(2)	19	62	4
Net income	3,358	4,191	4,601	3,880
Deemed preferred stock dividend	110	--	--	--
Net income available to common shareholders	3,248	4,191	4,601	3,880
Income per share of common stock (basic)	$0.04	$0.05	$0.06	$0.05
Weighted average shares of common stock outstanding (basic)	84,644	81,649	81,649	81,649
Income per share (diluted)	$0.03	$0.05	$0.06	$0.05
Weighted average shares of common stock outstanding (diluted)	111,515	81,649	81,649	81,649

Balance Sheet Information:

	September 30, 2009	December 31, 2008
Working capital (deficiency)	$642	$(358)
Total assets	23,636	18,069
Total liabilities	1,468	2,029
Retained earnings	12,711	9,463
Shareholders’ equity	22,168	16,040

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision, and you should only consider an investment in our common stock if you can afford to sustain the loss of your entire investment.  If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Because we have limited working capital, we may require funds for our operations.

At September 30, 2009, we had a working capital of approximately $642,000, primarily as a result of the receipt of approximately $2.6 million in financings during the period from June to August 2009, which resulted in significant dilution to our shareholders.  We may require additional capital for our operations.  Because of our low stock price and the lack of an active trading market in our common stock, it may be difficult for us to raise funds on terms which are favorable to us, if at all.  Our increase in revenue in both the nine months ended September 30, 2009 as compared with the comparable period of 2008 and for 2008 as compared with 2007 resulted in large part from our purchase of long-term leases on which farming cooperatives can grow produce for us to sell.  The payment of the full amount of the leases, which was approximately $3.4 million in the nine months ended September 30, 2009 and approximately $7.2 million for the year ended December 31, 2008, is due at the beginning of the lease.  In order for us to expand our business in a manner which seeks to provide us with a continuing source of supply (subject to conditions which affect farming generally), we require capital to purchase the leasehold interests.  Our failure to raise the necessary funds could impair our ability to expand our business.

Our business is subject to weather conditions, natural disasters and other conditions beyond our control which could affect our revenue, gross margins and net income.

Severe weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes or pestilence, which are difficult to anticipate and cannot be controlled by us, may affect both the supply and the distribution of our products and otherwise disrupt our operations. Such disasters may affect the cost and supply of raw materials, including fruits and vegetables or result in reduced supplies of raw materials, lower recoveries of usable raw materials, higher costs of cold storage if harvests are accelerated and processing capacity is unavailable or interruptions in our production schedules if harvests are delayed.  If our supplies of raw materials are reduced, we may not be able to find enough supplemental supply sources on favorable terms, if at all, which could impact our ability to supply product to our customers and adversely affect our business, financial condition and results of operations. Similarly, if our distribution network is not able to operate, we would not be able to sell our products.  We have no business interruption or similar insurance to provide protection from these and other business disruptions.

As a company which sells fresh food, our business can be impaired by product liability claims, recalls, adverse publicity or negative public perception regarding particular fruits we sell, our products or our industry in general could harm our sales and cause consumers to avoid our products.

The food industry is subject to risks posed by food spoilage and contamination, product tampering, product recall, and consumer product liability claims.  Our operations could be impacted by both genuine and fictitious claims regarding our and our competitors’ products. In the event of product contamination or tampering, we may need to recall some of our products.  A widespread product recall, even a recall of products sold by others, could result in significant loss due to the cost of conducting a product recall including destruction of inventory and the loss of sales resulting from the unavailability of the product for a period of time.  Further, adverse publicity or negative public perception regarding the type of products that we sell, our products, our actions relating to our products, or our industry in general could result in a substantial drop in demand for our products.  This negative public perception may include publicity regarding the safety or quality of our products in general, of other companies or of our products specifically. Negative public perception may also arise from regulatory investigations or product liability claims, regardless of whether those investigations involve us or whether any product liability claim is successful against us.  We could also suffer losses from a significant product liability judgment against us since we do not have product liability insurance.  Either a significant product recall or a product liability judgment, involving either our company or our competitors, could also result in a loss of consumer confidence in our products or the food category, and an actual or perceived loss of value of our brands, materially impacting consumer demand.

We are dependent upon a small number of suppliers.

We only have long-term arrangements to purchase our produce from certain farming cooperatives.  If we are not able to purchase our produce from these farmers, in the event of a product shortage, and it is necessary for us to purchase from other suppliers, our costs may be greater due to this kind of short-term nature of arrangements. The inability to obtain our produce at a reasonable cost would affect our revenue and gross margins.  Further, if our costs are too high, it may be necessary for us to sell one or more products at a small or negative margin in order to maintain the relationship with our customers.

We are dependent upon sales in two agriculture wholesale markets.

Almost all of our products are sold by us at the Guangdong Yun Cheng Wholesale Market and the Beijing Xin Fadi Agricultural Products Wholesale Market, two major markets for the sale of agricultural products in their respective areas where we lease space to sell our produce.  We derived approximately 99.3% of our revenue from these two markets in the nine months ended September 30, 2009, 99.5% for 2008 and 97.6% for 2007.  Our inability to sell our products at these markets could impair our sales as well as our ability to operate profitably.  Because the gross margins for our products are not high, any additional expenses resulting from changes in our distribution methods could impair our ability to operate profitably.

If we cannot establish brand name recognition, our sales may be impaired.

Because we are seeking to establish brand identity in an industry where fruits and vegetables are generally considered commodities, we are dependent upon our ability to develop a reputation as a high quality vendor of food products.  Our ability to distinguish our products from others is critical to our ability to market our products as premium foods, rather than commodities.  We cannot assure you that our products and brand will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers to enable us to charge for our products as premium goods, which would impact our sales and gross margins.  Further, since we are seeking to promote our foods as premium goods, in times of economic hardship, consumers may purchase cheaper products which could impact both our sales and, if we lower prices in order to compete, our gross margin.

Because we experience seasonal fluctuations in our sales, our quarterly results will fluctuate and our annual performance will depend largely on results from two quarters.

Our business is seasonal, reflecting the harvest season of our primary source foods from mid September to mid November.  Typically, a substantial portion of our revenues are earned during the second half of the year.  We generally experience lowest revenues during our second quarter.  Sales in the third quarter of 2009 account for approximately 44% of the revenue for the nine months ended September 30, 2009; however, because the harvesting season for tangerine oranges is from October through mid-November, we had no significant sales of tangerine oranges during the third quarter of 2009.  Sales in the third and fourth quarters of 2008 accounted for approximately 58% of our revenues for the year ended December 31, 2008. If sales in these quarters are lower than expected, our operating results for the year would be adversely affected since any decline in sales in these periods would have a disproportionately large impact on our annual operating results.

Because we are dependent on our management, the loss of our key executive officers and the failure to hire additional qualified key personnel could harm our business.

Our business is largely dependent upon the continued efforts of our chief executive officer, Chi Ming Leung, chief operating officer, Xiong Luo, and our chairman, Anson Yiu Ming Fong, who are all directors. The loss of Mr. Leung, Mr. Luo, Mr. Fong or any of our other key employees could have a material adverse effect upon our ability to operate profitably.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	the difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the effect of any government regulations which relate to the business acquired, including government approval of the acquisition; and

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Our officers and directors control a significant amount of our common stock.

As of September 30, 2009, our officers and directors owned or controlled approximately 67% of our outstanding and they, together with members of their families owned, directly or through companies owned by them, approximately 70% of our outstanding common stock and they would have the power to elect all of our directors and to take any action requiring shareholder approval.

Efforts to comply with recently enacted changes in securities laws and regulations will increase our costs and require additional management resources, and we still may fail to comply.

The SEC has adopted rules requiring public companies to include a report of management on our internal controls over financial reporting in our annual reports on Form 10-K, and, commencing with our year ended December 31, 2010, our independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting. Organic Region was not a public company at December 31, 2008 and was not subject to the internal controls requirements of the Sarbanes Oxley Act at that date.  We cannot assure you that, when management evaluates our financial controls in connection with our 2009 financial statements, we will not have identified material weaknesses in our internal controls or disclosure controls. We cannot assure you that we will be successful in addressing any issues that may be raised.  If we are unable to address these issues, or are unable to conclude that we have effective internal controls over financial reporting or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting for 2010, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. We have not yet begun a formal process to evaluate our internal controls over financial reporting. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve, substantial uncertainty exists regarding our ability to comply by applicable deadlines.

RISKS ASSOCIATED WITH COMPANIES CONDUCTING BUSINESS IN THE PRC

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct substantially all of our operations and generate most of our revenue in China.   Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China.  The PRC economy differs from the economies of most developed countries in many respects, including:

• a higher level of government involvement;
• a early stage of development of the market-oriented sector of the economy;
• a rapid growth rate;
• a higher level of control over foreign exchange; and
• the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in economic conditions or government policies in China could have a material adverse effect on the overall economic growth in China, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our business and prospects.

PRC food hygiene and safety laws may become more onerous, which may adversely affect our operations and financial performance and lead to an increase in our costs which we may be unable to pass on to our customers.

Operators within the PRC food processing industry are subject to compliance with PRC food hygiene and safety laws and regulations.  Although our business does not involve processed foods, these laws and regulations may nonetheless require us to obtain a hygiene license. They also set out hygiene standards with respect to food and food additives, packaging and containers, labeling on packaging as well as hygiene requirements for food production and sites, facilities and equipment used for the transportation and the sale of food.  Failure to comply with PRC food hygiene and safety laws may result in fines, suspension of operations, loss of hygiene license and, in certain cases, criminal proceedings against an enterprise and its management.  Although we believe that we are in compliance with current PRC food hygiene and safety laws and regulations that relate to our business, in the event that such laws and regulations become more stringent or widen in scope, we may fail to comply with such laws, or if we comply, our production and distribution costs may increase, and we may be unable to pass these additional costs on to our customers.

Because the scope of our business license is limited, we may need government approval to expand our business.

Our operating subsidiaries are wholly foreign-owned enterprises, commonly known as WFOEs. The scope of business is narrowly defined for all businesses in China, and a WFOE can only conduct business within its approved business scope, which appears on the business license. Our license permits us to engage in our present businesses. Any change in the scope of our business requires further application and government approval. Inevitably, there is a negotiation with the authorities to approve as broad a business scope as is permitted, and we cannot assure you that we will be able to obtain the necessary government approval for any change or expansion of our business.

If the PRC enacts regulations which forbid or restrict foreign investment, our ability to grow may be severely impaired.

We intend to expand our business both by increasing our product range, entering into joint ventures and making acquisitions of companies in related industries. Many of the rules and regulations that we would face are not explicitly communicated, and we may be subject to rules that would affect our ability to grow, either internally or through acquisition of other Chinese or foreign companies. There are also substantial uncertainties regarding the proper interpretation of current laws and regulations of the PRC. New laws or regulations that forbid foreign investment could severely impair our businesses and prospects. Additionally, if the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

●	levying fines;

●	revoking our business and other licenses; and

●	requiring that we restructure our ownership or operations.

Any deterioration of political relations between the United States and the PRC could impair our operations.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential acquisition candidates or their goods and services to become less attractive even though we do not sell our products outside of the PRC. Such a change could lead to a decline in our profitability. Any weakening of relations between the United States and the PRC could have a material adverse effect on our operations, particularly in our efforts to raise capital to expand our business activities.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

Government policies are subject to rapid change and the government of the PRC may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the government of the PRC will not significantly alter its policies from time to time without notice in a manner with reduces or eliminates any benefits from its present policies of economic reform. In addition, a substantial portion of productive assets in the PRC remains government-owned. For instance, all land is state-owned and leased to business entities or individuals through governmental granting of state-owned land use rights. The granting process is typically based on government policies at the time of granting, which could be lengthy and complex. This process may adversely affect our future expansion, especially as we are seeking both to expand and diversify our fruit and vegetable production. The government of the PRC also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises, as well as adverse changes in the political, economic or social conditions in the PRC, could have a material adverse effect on our business, results of operations and financial condition.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of OECD member countries.

The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC’s economy has been making a transition to a more market-oriented economy, although the government imposes price controls on certain products and in certain industries. However, we cannot predict the future direction of these economic reforms or the effects these measures may have. The economy of the PRC also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development (the “OECD”), an international group of member countries sharing a commitment to democratic government and market economy. For instance:

•	the level of state-owned enterprises in the PRC, as well as the level of governmental control over the allocation of resources is greater than in most of the countries belonging to the OECD;

•	the level of capital reinvestment is lower in the PRC than in other countries that are members of the OECD;

•	the government of the PRC has a greater involvement in general in the economy and the economic structure of industries within the PRC than other countries belonging to the OECD;

•
the PRC has various impediments in place that make it difficult for foreign firms to obtain local currency, as opposed to other countries belonging to the OECD where exchange of currencies is generally free from restriction.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the economy of the PRC were similar to those of the OECD member countries.

Price controls may affect both our revenues and net income.

The laws of the PRC provide for the government to fix and adjust prices. Although our products are not presently subject to price controls, the government has the power to impose controls on both the price at which we sell products and the price we pay for products.  To the extent that we become subject to price control, our revenue, gross profit, gross margin and net income will be affected since the revenue we derive from our sales would be limited by price controls on our selling prices and, unless there is also price control on the products that we purchase from our suppliers, we may face no limitation on our costs. Further, if price controls affect both our revenue and our costs, our ability to be profitable and the extent of our profitability will be effectively subject to determination by the applicable regulatory authorities in the PRC.   We cannot assure you that the government will not adopt price controls that affect our business.

Because our officers and some of our directors reside outside of the United States, it may be difficult for you to enforce your rights against them or enforce United States court judgments against them in the PRC.

Most of our directors and all of our executive officers reside in the PRC and substantially all of our assets are located in the PRC. It may therefore be difficult for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the federal securities laws.

We may have limited legal recourse under Chinese law if disputes arise under contracts with third parties.

Almost all of our agreements with our employees and third parties, including our supplier and customers, are governed by the laws of the PRC. The legal system in the PRC is a civil law system based on written statutes. Unlike common law systems, such as we have in the United States, it is a system in which decided legal cases have little precedential value. The government of the PRC has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the PRC, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance or to seek an injunction under Chinese law are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because we have limited business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

We have and will continue to maintain workers’ insurance for all of our workers on our processing lines, at our wholesale centers and on our plantation bases in Luo Chuan and Wanqingsha. However, business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If the United States imposes trade sanctions on the PRC due to its currency, export or other policies, our ability to succeed in the international markets may be diminished.

The PRC currently “pegs” its currency to a basket of currencies, including United States dollar. This means that each unit of Chinese currency has a set ratio for which it may be exchanged for United States currency, as opposed to having a floating value like other countries’ currencies. This policy is currently under review by policy makers in the United States. Trade groups in the United States have blamed the cheap value of the Chinese currency for causing job losses in American factories, giving exporters an unfair advantage and making its imports expensive. There is increasing pressure for the PRC to change its currency policies to provide for its currency to float freely on international markets. As a result, Congress is considering the enacting legislation which could result in the imposition of quotas and tariffs. If the PRC changes its existing currency policies or if the United States or other countries enact laws to penalize the PRC for its existing currency policies, our business may be adversely affected, even though we do not sell outside of the PRC. Further, we cannot predict what action the PRC may take in the event that the United States imposes tariffs, quotas or other sanctions on Chinese products. Even though we do not sell products into the United States market, it is possible that such action by the PRC may nonetheless affect our business since we are a United States company, although we cannot predict the nature or extent thereof. Any government action which has the effect of inhibiting foreign investment could hurt our ability to raise funds that we need for our operations. The devaluation of the currency of the PRC against the United States dollar would have adverse effects on our financial performance and asset values when measured in terms of the United States dollar.

Exchange controls that exist in the PRC may limit our ability to utilize our cash flow effectively.

We are subject to the PRC’s rules and regulations affecting currency conversion. Any restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our shareholders or to fund operations we may have outside of the PRC. Conversion of RMB, the currency of the PRC, for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the regulatory authorities of the PRC will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions. Because a significant component for many of our non-standard pressure containers, the steel vessels, is manufactured outside of the PRC, our inability to pay our foreign manufacturer may impair our ability to manufacture our products.

Fluctuations in the exchange rate could have a material adverse effect upon our business.

We conduct our business in RMB. To the extent our future revenue are denominated in currencies other the United States dollars, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since our operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business especially if it results in either a decreased use of products such as ours or in pressure on us to lower our prices.

If certain tax exemptions within the PRC regarding withholding taxes are removed, we may be required to deduct corporate withholding taxes from any dividends we may pay in the future.

Under the PRC’s current tax laws, regulations and rulings, companies are exempt from paying withholding taxes with respect dividends paid to shareholders outside of the PRC. However, if the foregoing exemption is removed, we may be required to deduct certain amounts from any dividends we pay to our shareholders.

If our favorable tax treatment is overturned, we may be subject to significant penalties.

On March 16, 2007, the PRC’s National People’s Congress passed a new corporate income tax law, which will become effective on January 1, 2008. This new income tax unifies the corporate income tax rate of domestic enterprise and foreign investment enterprises to 25%. Preferential tax treatments will continue to be granted to entities that are classified as “high and new technology enterprises strongly supported by the State” or conduct business in sectors that are encouraged by the PRC’s National People’s Congress. This new tax law, however, does not clearly define the requirements or criteria for receiving these preferential tax treatments. As agriculture companies, some of our subsidiaries presently benefit from full or 50% exemptions from enterprise income tax. Because clear implementation and requirement rules or guidelines for the new tax law have not yet been promulgated, we cannot assure you that our subsidiaries will maintain their preferential tax status or that we will not be assessed significant penalties.

If the PRC tax authorities dispute our method of paying value added taxes, we may be subject to penalties under the tax laws of the PRC.

Under the commercial practice of the PRC, we paid value added taxes (“VAT”) and business tax based on tax invoices issued. We generally issue our tax invoice subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date of which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty which can range from zero to five times of tax which is determined to have been improperly deferred. Although we believe that we are paying VAT and business taxes in accordance with the common practice in PRC, we cannot assure you that the PRC tax authorities would not reach a different conclusion and determine that common practice is not in accordance with the tax laws of the PRC. If a penalty is ultimately assessed against us, the penalty could represent a material amount.

Because the government has the power to withdraw our licenses, we cannot guarantee that we will continue to hold the necessary licenses.

In order for a company to engage in a business in the PRC, it must have a business license, which is issued by the government.  Our subsidiaries possess business licenses which permit them to engage in their respective businesses.

These licenses are subject to inspection by the government agencies of our facilities.  The government has the power to withdraw a license from those companies which may be disqualified as a result of these inspections by the central government. We cannot provide any assurance that we may be able to maintain our present licenses or that we will be able to obtain any additional licenses that may be required if we seek to expand the scope of our business.

Any adjustment in the conversion rate or exercise price of the preferred stock and warrants sold in our August 2009 financing could have a depressive effect on our stock price and the market for our stock.

 If we are required to adjust the conversion price or warrant exercise price relating to the series A preferred stock or warrants pursuant to any of the adjustment provisions of the agreements relating to our $1,000,000 August 2008 financing, the adjustment, or the perception that an adjustment may be required, may have a depressive effect on both our stock price and the market for our stock.

RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK

The market price of our common stock is volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

Although our stock is quoted on the OTB Bulletin Board, there is no active market for our common stock.  There are many days in which there is no or insignificant trading volume in our common stock. The absence of any significant active can result is a very volatile stock.  When there is little trading activity, the purchase or sale of a relatively small number of shares could result in a disproportionate change in the stock price.  In addition, numerous other factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly.  In addition to market and industry factors, the price and trading volume for our common stock may be highly volatile for specific business reasons.  Factors such as variations in our revenues, earnings and cash flow, announcements of new investments, cooperation arrangements or acquisitions, and fluctuations in market prices for our products could cause the market price for our shares to change substantially.  Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Because of our low stock price, you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  Although we do not believe that our stock meets the definition of a penny stock, many brokerage firms will not process stock purchases or sales of low-priced stocks, regardless of whether the stock meets the definition of a penny stock.

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board, which is not a stock exchange.  The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system.  The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential shareholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

Our ability to issue preferred stock may make it more difficult for a third party to effect a change-of-control.

Our articles of incorporation authorize our board of directors to issue up to 20,000,000 shares of preferred stock.  The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the shareholders.  These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions.  The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock.  In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party.  The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our shareholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

The potential sale of 11,700,000 shares pursuant to this prospectus, as well as the existence other outstanding warrants, may have a depressive effect on the price and market for our common stock.

As of September 30, 2009, we had outstanding warrants to purchase 40,112,120 shares of common stock, including warrants to purchase 20,000,000 shares of common stock held by the selling shareholders.  In addition, the investors in another August 2009 private placement may receive warrants to purchase an additional 5,200,000 shares of common stock if they exercise an option to purchase 6,500,000 shares.  The selling shareholders hold shares of series A preferred stock which are convertible into 11,363,635 shares of common stock and have an option to purchase additional shares of series A preferred stock which would be convertible into 11,363,635 shares of common stock.  The potential sale of 11,700,000 shares of common stock pursuant to this prospectus together with the other outstanding warrants may have a depressive effect on our stock price and make it more difficult for us to raise any significant funds in the equity market if our business requires additional funding.

The market for our common stock may be affected by the reset provisions in the series A preferred stock and warrants.

The conversion price of the series A preferred stock and the exercise price of the warrants held by the selling shareholders are subject to adjustment in the event that our net income, as defined, on a fully-diluted basis, is less than $0.045 per share for 2009 or if we sell common stock at a price less than the respective conversion price of the series A preferred stock ($0.088 per share) or the exercise price of the warrants ($0.14 and $0.25).  The potential adjustment, which would result in increased dilution to the shareholders and a reduction in the exercise price of the warrants, could have an adverse effect upon the market for and the market price of our common stock.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. In addition, such statements could be affected by risks and uncertainties related to weather and natural disasters, our ability to conduct business in the PRC, product demand, including the demand for fruit and vegetable products, our ability to develop and maintain good relations with local cooperative suppliers, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of their common stock. If the selling shareholders exercise any warrants, we will receive the amount of the exercise price. Based on the present exercise prices of $0.14 per share, with respect to warrants to purchase a total of 10,000,000 shares of common stock, and $0.25, with respect to warrants to purchase 1,700,000 shares, were to be exercised, we would receive gross proceeds of approximately $1.8 million. There is not an active market in our common stock, and the sales price of our common stock has recently been significantly less than the exercise price of the $0.14 warrants.  We cannot assure you that any of the warrants will be exercised.

The warrants provide that if we do not meet certain levels of net income, as defined, for 2009, then the exercise price shall be reduced by the percentage shortfall, up to a maximum reduction of 40%. To the extent that the exercise price is reduced as a result of these provisions, the total proceeds would be significantly reduced.  In addition, if we issue common stock at a price which is less than the exercise price of the warrants, the exercise price will be reduced.  See “Selling Shareholders – August 2009 Private Placement.”

SELLING SHAREHOLDERS

The following table sets forth the names of the selling shareholders, the number of shares of common stock owned beneficially by the selling shareholders as of October 31, 2009, and the number of shares of our common stock that may be offered by the selling shareholders pursuant to this prospectus. The table and the other information contained under the captions “Selling Shareholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling shareholders. The following table sets forth, as to each of the selling shareholders, the number of shares beneficially owned, the number of share being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding 4
T Squared Investments LLC 1	11,647,416	8,190,000	12,945,971	9.99%
Silver Rock II, Ltd. 2	6,409,090	1,755,000	4,654,090	3.84%
Celenian Appreciation Fund, LP 3	6,409,090	1,755,000	4,654,090	3.84%

1   Each of Mark C. Jensen and Thomas Sauve, managing members of T Squared Investments, acting singly, has the power to vote and dispose of the shares beneficially owned by T Squared Investments. As a result of the 9.99% limitation on the number of shares issuable upon conversion of the series A preferred stock and the exercise of the warrants, the number of shares of common stock shown as beneficially owned by T Squared Investments after the offering represents the number that, upon such exercise or conversion, would result in T Squared Investments owning 9.99% of the then outstanding common stock, assuming that the warrants to purchase 11,700,000 shares were exercised in full. The total number of shares which T Squared Investments would own beneficially if the 9.99% limitation were not applicable is 29,909,090 shares prior to this offering, representing shares of common stock issuable upon exercise of the warrants (14,000,000 shares) and conversion of series A preferred stock (7,954,545 shares) and shares issuable upon exercise of an option to purchase shares of series A preferred stock and conversion of such preferred stock (7,954,545 shares), which would represent beneficial ownership of 22.2% of our common stock. The total number of shares which T Squared Investments would own beneficially after completion of the offering, assuming all shares offered had been sold, if the 9.99% limitation were not applicable would be 21,719,090 shares, which would represent beneficial ownership of 15.7% of our common stock.

2  Rima Salam has sole voting and dispositive power over the shares beneficially owned by Silver Rock II.

3   Ikro Yoon, the managing member of Celenian Capital, LLC, which is the general partner of Celenian Appreciation Fund, has sole voting and dispositive power over the shares beneficially owned by Celenian Appreciation Fund.

4    The shares offered by T Squared Investments, Silver Rock, II and Celenian Appreciation Fund represent shares of common stock issuable upon exercise of warrants issued in the August 2009 financing.  Except for the securities issued in the August 2009 private placement, none of the selling shareholders holds any of our securities.

Each investor has the option, exercisable in whole at any time and in part from time to time, to purchase from the Company, such number of shares of series A preferred stock as equals the number of shares of series A preferred stock that were issued to such investor at the closing of the private placement, which is 7,954,545 shares for T Squared Investments and 1,704,545 shares for each of Silver Rock II and Celenian Appreciation Fund.  The purchase price is $0.88 multiplied by the number of shares of common stock issuable upon conversion of the series A preferred stock.  This option expires February 10, 2010.  These shares, subject to the 9.99% limitation, are included in the shares beneficially owned by the selling shareholders before and after the offering.

Except as expressly provided in the certificate of designation relating to the series A preferred stock or the warrants, no holder of the series A preferred stock or warrants may convert the series A preferred stock into shares of common stock or exercise the warrants to the extent that such conversion or exercise would result in beneficial ownership by such investor and its affiliates of more than 9.99% of the then outstanding number of shares of common stock on such date. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. These provisions limit the ability of the holders of the series A preferred stock and warrants to convert their shares of series A preferred stock and exercise their warrants. These provisions do not affect Silver Rock II or Celenian Appreciation Fund since the total number of shares beneficially owned by each of them is less than 9.99% of the outstanding stock. As the number of outstanding shares of common stock increases, whether upon conversion of the series A preferred stock or exercise of warrants or for any other reason, the number of shares which could be issued under this limitation will increase. In the event that any holder of the series A preferred stock or the warrants issued in the August 2009 private placement transfers its shares of series A preferred stock or warrants, the transferee, if it is not an affiliate of the transferor, would be subject to a separate 9.99% limitation.

None of the selling shareholders has, or within the past three years has had, any position, office or material relationship with us or with any of our predecessors or affiliates.  None of the selling shareholders or any of their affiliates are affiliates or associates of any broker-dealer.

August 2009 Private Placement

Pursuant to a series A convertible preferred stock and warrant purchase agreement dated August 7, 2009, among us and the selling shareholders, we issued and sold to the selling shareholders, for $1,000,000 the following securities:

Name	Shares of Series A Preferred Stock	Common Stock Issuable upon Conversion of Series A Preferred Stock	$0.14 Warrants	$0.25 Warrants
T Squared Investments LLC	700	7,954,545	7,000,000	7,000,000
Silver Rock II, Ltd.	150	1,704,545	1,500,000	1,500,000
Celenian Appreciation Fund	150	1,704,545	1,500,000	1,500,000
	1,000	11,363,635	10,000,000	10,000,000

In addition, the selling shareholders received an option, exercisable until February 10, 2010, to purchase up to the same number of shares of series A preferred stock that were issued at the closing, which are convertible into the number of shares set forth in the foregoing table under the heading “Common Stock Issuable upon Conversion of Series A Preferred Stock.”

Pursuant to the purchase agreement, in addition to the foregoing, we agreed that:

●
By August 7, 2010, or earlier if our common stock is listed on a national stock exchange, we would have a board of directors with a majority of independent directors and audit and compensation committees which meet the requirements of the Nasdaq Stock Market.

●	By August 7, 2010, we would have appointed a chief financial officer who is bilingual and competent in US GAAP auditing procedures and compliance.

●
We would maintain our listing on the OTC Bulletin Board or a national stock exchange; provided that if we are not so listed, as long as the investors owned series A preferred stock, we would pay the investors, as liquidated damages, an amount equal to 1% of the purchase price per month, which is $10,000 per month if all of the shares of series A preferred stock are then outstanding, until the stock is again listed on the OTC Bulletin Board or a national stock exchange.

●
We would cancel any outstanding preferred stock and, prior to August 7, 2012, not issue additional shares of preferred stock, other than pursuant to the purchase agreement or sales at a price of $0.135 per share on an as-converted basis.

●	We would have outstanding convertible debt converted into either a straight loan with a reasonable payment schedule or converted into common stock at a price of not less than $0.085 per share.

●
With certain exceptions, if, prior to August 7, 2011, we issue stock at a price less than the conversion price of the series A preferred stock, which is currently $0.088 per share, then the conversion price of the series A preferred stock would be reduced to the lower price at which such shares were sold.

●	If our net income, as defined, is less than $0.045 per share on a fully-diluted basis, then the conversion price will be reduced by the percentage shortfall, subject to a maximum reduction of 40%.

●	We paid $45,000 to T Squared Investments for its due diligence.

Each share of series A preferred stock is convertible into 11.36 shares of common stock.  The conversion price is subject to adjustment, as described above, in the event that our net income, as defined, for 2009 is less than $0.045 per share, on a fully diluted basis, and for sales of common stock at prices less than the conversion price.  In determining net income per share, on a fully-diluted basis, we are to add back any expenses relating to the financing, and all shares issuable upon exercise of warrants to purchase 13,612,120 shares of common stock issued in certain previous private placements are deemed to be outstanding.  In addition, all shares issued at a price of $0.15 per share or more are not deemed to be outstanding.

The holders of the series A preferred stock have no voting rights.   However, as long as any shares of series A preferred stock are outstanding, we shall not, without the affirmative approval of a majority of the holders of the series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter or amend the certificate of designation relating to the series A preferred stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend our articles of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing; provided, however, that any creation or authorization of another series of junior securities shall not be deemed to adversely affect such rights, preferences, privileges of voting powers.

The certificate of designation for the series A preferred stock prohibits us from paying dividends on our common stock or redeeming common stock while any shares of series A preferred stock are outstanding.

In the event of our liquidation, dissolution or winding up, the holders of the series A preferred stock are to receive a payment of $1.00 per share of series A preferred stock before any distribution is made to the common stock or any securities junior to the series A preferred stock upon liquidation, dissolution or winding up.

The warrants have exercise prices of $0.14 as to 10,000,000 shares and $0.25 as to 10,000,000 shares.  This prospectus covers the 10,000,000 shares of common stock issuable upon exercise of the $0.14 warrants and 1,700,000 shares of common stock issuable upon exercise of the $0.25 warrants.  The warrants may be exercised at any time prior to the August 7, 2014 expiration date.  In the event that we issue common stock at a price less than the exercise price, the exercise price of the warrants is reduced. In the case of the $0.14 warrants, the exercise price is reduced to the consideration received by us for the issuance of the shares.  In the case of the $0.25 warrants, the exercise price is reduced on a formula basis.

If our net income per share, as defined, on a fully-diluted basis is less than $0.045 per share, the exercise price of both sets of warrants is reduced in the same manner that the conversion price of the series A preferred stock is reduced.

The following table sets forth the conversion price of the series A preferred stock and exercise price of the warrants if our pre-tax income per share for 2009 is 20% below the threshold (a “20% shortfall”), and 40% below the threshold (a “40% shortfall”) and in each case there were no other events that affected the conversion or exercise price:

	Series A Preferred Stock	$0.14 Warrant	$0.25 Warrant
Unadjusted	$0.088	$0.14	$0.25
20% shortfall	0.0704	0.112	0.20
40% shortfall	0.0528	0.084	0.15

The warrants also give us the right to force exercise of the warrants if the underlying stock is registered under the Securities Act of 1933 and the per share market price for the common stock, for each of the 30 days prior to the date we exercise this right is $0.50, in the case of the $0.25 warrants, and $0.30, in the case of the $0.14 warrants.

The certificate of designation and the warrants provide that those securities may not be exercised or converted if such conversion or exercise would result in the holder and its affiliates having beneficial ownership of more than 9.99% of our outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling shareholders cannot predict the extent to which a market will develop or, if a market develops, what the price of our common stock will be. If a public market develops for the common stock, the selling shareholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. Subject to the foregoing, the selling shareholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus;

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable law.

The selling shareholders may also sell shares pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus.

See “Selling Shareholders” for information concerning the restriction on the right of the holders of the series A preferred stock and the warrants to convert the shares of series A preferred stock and to exercise warrants if such conversion or exercise would result in the holder and his or its affiliates beneficially owning more than 9.99% of our common stock.

Broker-dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the other selling shareholders are affiliates of broker-dealers.

A selling shareholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrant owned by them and, if the selling shareholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling shareholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In the event of a transfer by a selling shareholder of the series A preferred stock, warrants or the common stock issuable upon conversion or transfer the series A preferred stock or warrants other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling shareholder.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling shareholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus.

We may be required to amend or supplement this prospectus in the event that (a) a selling shareholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling shareholder, in which case we will be required to amend or supplement this prospectus to name the selling shareholder, or (b) any one or more selling shareholders sells stock to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MARKET FOR COMMON STOCK AND SHAREHOLDER MATTERS

Market Information

Our common stock is traded on the OTC Bulletin Board under the symbol SGLA. Our stock was previously traded under the symbol HRYC. The following table sets forth the high and low bid price of our stock by quarter from January 1, 2008 through September 30, 2009. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	2008		2009
	High	Low	High	Low
First quarter	$0.005	$0.005	$0.22	$0.12
Second quarter	0.005	0.002	0.25	0.08
Third quarter	0.004	0.002	0.25	0.04
Fourth quarter	0.040	0.040

On December 15, 2009, the last reported sales price for our common stock was $0.20 per share, which was a sale on December 8, 2009.

On October 31, 2009, we had approximately 145 holders of our common stock.

We have not paid dividends since our inception. The certificate of designation for the series A preferred stock prohibits us from paying dividends on our common stock or redeeming common stock while any shares of series A preferred stock are outstanding.  Any future decisions regarding dividends will be made by our board of directors.  We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

At October 31, 2009, we had the following shares of common stock reserved for issuance, based on the respective conversion rates and exercise prices in effect on that date:

●	11,363,935 shares of common stock issuable upon conversion of series A preferred stock.

●	11,363,935 shares of common stock issuable upon conversion of series A preferred stock which may be issued pursuant to an option granted to the investors in the August 7, 2009 private placement.

●	40,112,120 shares of common stock issuable upon exercise of outstanding warrants and options.

●	5,200,000 shares of common stock issuable upon exercise of warrants which may be issued upon exercise of an option granted to investors in an August 3, 2009 private placement.

In addition to the warrants listed above, as part of the transaction in which Organic Region issued its 18% convertible notes in the principal amount of $500,000, Organic Region issued warrants to purchase such number of shares of common stock to be determined by a formula based on a future financing after the reverse acquisition.  As required by the warrants, we have assumed the warrants.  The warrants provide that the exercise price is equal to 115% of the lowest cash price paid in a financing, which is defined as the consummation of one or more equity financings by the Company with aggregate proceeds of at least $3,000,000.  As of September 30, 2009, the Company had not raised $3,000,000 in a financing.  During August 2009, the Company raised $2,636,000 in private financings, each of which involved the issuance of equity securities and warrants or options.  The price paid per share of common stock, determined on an as-if converted basis for series A preferred stock that was issued to the selling shareholders, ranged from $0.085 to $0.12 per share.  Based on an exercise price of $0.085 per share, these warrants would entitle the holders to purchase 5,885,353 shares of common stock at an exercise price of $0.085.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of the results of our operations and financial condition should be read in conjunction with our financial statements and the related notes, which appear elsewhere in this prospectus. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see “Forward Looking Statements.”

Overview

We are engaged in the wholesale distribution, marketing and sales of premium fruits in China. Our main products include Fuji apples, emperor bananas and tangerine oranges.  We purchase our products directly from farming cooperative groups to whom we provide varying degrees of farming, harvesting and marketing services.  Almost all of our products are sold by us at the Guangdong Yun Cheng Wholesale Market and the Beijing Xin Fadi Agricultural Products Wholesale Market, two major markets for the sale of agricultural products in their respective areas, where we lease space to sell our produce.  We sell to trading agents who sell our products to customers in and around the provinces in which the produce is grown.

We have recently introduced a line of vegetable products, which we process and distribute to end users. However, our revenue from vegetables has been nominal through September 30, 2009.

Fruits, such as apples, bananas and oranges, as well as vegetables are considered staples in the Chinese diet, similar to rice and meat, and historically, demand for these products has not fluctuated with the ups and downs of the general economy. As a result, we have not yet seen a significant decline in our business from the current economic downturn and the global credit crisis. However, if economic conditions further deteriorate, including business layoffs, downsizing, industry slowdowns and other similar factors that affect our distributors, customers, suppliers’ farmers and creditors, we could see a reduction in the demand for our products which could have a material adverse effect on our business operations. Since we promote our products are premium foods, in troubled economic times, consumers may purchase cheaper fruits and vegetables rather than our products, which could affect both our revenue and our gross margin.

All fruits and vegetables are perishable, and are subject to spoilage if they are not delivered to market in a timely manner.  Our ability to both purchase and sell produce is dependent upon a number of factors which are not under our control.  Severe weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes or pestilence, may affect our ability both to purchase products and to sell our products at the wholesale markets.  Under these conditions, we may incur a higher cost of cold storage with no assurance that, even in the best conditions, spoilage cannot be avoided.

Since weather conditions are not uniform throughout China, our competitive position may be impaired if our competitors are able to deliver produce to market at a time when we are not able to make deliveries, either because we are unable to purchase the produce or because we are unable to bring the produce to market.

We only have long-term arrangements to purchase produce from certain farming cooperatives.  If we are not able to purchase our produce from these farmers, whether because of a shortage or otherwise, we may be able to purchase produce from other co-ops or farmers, but our costs may be greater.

Substantially all of our produce is grown by farming cooperatives on land which we lease pursuant to 25-year lease and development agreements which we entered into during the period from 2005 to 2009.  All of these leases were entered into with the farming cooperatives held the land use rights from the government.  Pursuant to these agreements, as of September 30, 2009, we had paid a total of $20.8 million and the farmers agreed to manage the land and plant the crops and we received a priority right to purchase the crops at fair market price.  The farming cooperatives do not pay us rent for the land.  We amortize our payments over the life of the leases.  The amortization is included in general and administrative expenses.

Cash Requirements

While we currently generate sufficient operating cash flows to support our operations, our capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers.  A significant portion of our revenue growth has resulted from increased land use rights which we lease under long-term leases that require us to pay the rental for the entire lease term at the inception of the lease.  During the nine months ended September 30, 2009, we expended approximately $3.4 million to purchase additional leases.  If we are to expand our business, we will continue to lease additional farm land on which our produce can be grown, which will require significant additional capital.

The current uncertainty arising out of domestic and global economic conditions, including the disruption in credit markets, may affect our ability to obtain either debt or equity financing which we may require in order to expand our business. Although our products are considered staples in Chinese consumers’ daily life, and historically, demand for such staples has not fluctuated with the ups and downs of the general economy, if the current economic situation continues to deteriorate, we could see a more drastic reduction in the demand for our products.  Since we are marketing our products as premium produce, consumers, in a time of economic difficulties, could purchase non-premium produce, which could have a material adverse effect on our business.

Seasonality

Our fresh fruit business is highly seasonal, and we generally experience higher sales in the third and fourth quarters of the year. Sales in the third quarter of 2009 account for approximately 44% of the revenue for the nine months ended September 30, 2009.  Sales in the third and fourth quarters of 2008 accounted for approximately 58% of our revenues for the year ended December 31, 2008, which reflects the harvesting season for Fuji apples in September. If sales in these quarters are lower than expected, our operating results would be adversely affected, and it would have a disproportionately large impact on our annual operating results. Sales of tangerine oranges were nominal during the third quarter.

Fuji apples are harvested mainly from late August until early November, and tangerine oranges are harvested in late September through late November.  Emperor bananas are harvested throughout the year.  They grow in an eight-month cycle, and are cultivated and harvested all year long. As harvested fruits cannot be stored at room temperature for a long time, they must be processed as soon as they are harvested or stored at a cold temperature. As a result, the sales volume for our produce occurs during the harvesting season and for the months following the harvesting season.  We plan to invest in a larger processing line and packing house, which would include the construction of our own cold storage facilities in our warehouse base in Luo Chuan, Shaanxi, in enable us to reduce the fluctuations resulting from the seasonal nature of our business.

Taxation

Prior to 2008, foreign invested enterprises, or FIEs, established in the PRC were generally subject to an enterprise income tax rate of 33.0%, which includes a 30.0% national income tax and a 3.0% local income tax. On March 16, 2007, the National People’s Congress of China passed a new Enterprise Income Tax Law, and on December 6, 2007, the State Council of China passed the implementing rules for the new law, which took effect on January 1, 2008. The new Enterprise Income Tax Law and Implementing Rules impose a unified EIT rate of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the old FIE tax laws, and its associated preferential tax treatments, since January 1, 2008.

The new law gives the FIEs established before March 16, 2007, such as our subsidiaries Zhuhai Organic and Guangzhou Organic, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatment. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT law shall gradually increase their EIT rate by 2% per year until the tax rate reaches 25%. In addition, the FIEs that are eligible for a full exemption and 50% reduction under the original law are allowed to retain their preferential treatment until these holidays expire.

Under the current income tax laws and the related implementing rules, FIEs engaging in agriculture businesses, such as Guangzhou Organic, are entitled to a two-year tax exemption from PRC EIT, subject to approval from local taxation authorities. Guangzhou Organic is tax exempt for 2008 to 2009 and is entitled to a 50% tax reduction for the three years thereafter. Due to the absence of significant business in 2008, Zhuhai Organic was entitled to tax exemption in 2007, and will be entitled to a one-year tax exemption after the business resumes.  However, Zhuhai Organic did not constitute a significant source of revenue or income in the nine months ended September 30, 2009 or 2008 or the years ended December 31, 2008 or 2007.  Currently, pursuant to income tax law, the income tax rate for foreign-capitalized enterprises is 25% and the value-added tax rate is 13%.

Accounting Treatment of Financing Instruments

In April 2008, Organic Region, which was then a privately-owned company, issued, for $500,000, its one-year 18% convertible notes in the principal amount of $500,000 and warrants to purchase common stock after Organic Region effects a going public transaction, which includes a reverse acquisition with a publicly traded shell corporation.  Because the notes gave the holders the right to convert the notes into Organic Region’s equity securities if Organic Region did not complete a going public transaction by the maturity date, the notes did not meet the definition of a “conventional convertible debt instrument” under EITF 00-19.  As a result, the conversion feature must be shown as a separate derivative liability.  The value of the beneficial conversion feature is to be adjusted to fair value at each balance sheet date, with the change being shown as a component of net income.  The fair value of the beneficial conversion feature at inception was $363,000.  The warrants were determined not to have any value.  As of December 31, 2008, $313,627, net of debt discount of $153,425 and debt issuance cost of $32,948, was booked as convertible debt. The Company accrued $62,384 interest expenses for these convertible notes as of December 31, 2008, which was due on the maturity date of the notes.  As of September 30, 2009, we had no convertible debt, since the convertible notes were paid in August 2009.

Results of Operations

The following table sets forth information relating to our products for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007:

Period	Product	Sales	Percentage	Cost of Sales	Gross Profit
Nine months Ended September 30, 2009	Fuji Apples	$62,132	86.9%	$55,407	$6,725
	Emperor Bananas	6,160	8.6%	5,308	852
	Tangerine Orange	2,687	3.8%	2,342	345
	Vegetables	481	0.7%	414	67
	Total	$71,460		$63,471	$7,989

Year Ended December 31, 2008	Fuji Apples	$63,682	86.6%	$56,716	$6,965
	Emperor Bananas	5,199	7.1%	4,481	719
	Tangerine Orange	4,289	5.8%	3,720	569
	Vegetables	392	0.5%	395	(2)
	Total	$73,563		$65,311	$8,251

Year Ended December 31, 2007	Fuji Apples	$34,281	81.1%	$30,892	$3,390
	Emperor Bananas	3,279	7.8%	2,760	519
	Tangerine Orange	4,060	9.6%	3,337	723
	Pitaya1	637	1.5%	544	93
	Total	$42,257		$37,532	$4,725

1           Pitaya is the fruit of a cactus species commonly known in China as dragon fruit.

Nine months ended September 30, 2009 and 2008

The following table sets forth the key components of our results of operations for the nine months ended September 30, 2009 and 2008, in dollars and as a percentage of net sales (dollars in thousands):

					Change from Nine Months Ended
	Nine Months Ended September 30,				September 30, 2008
	2009		2008		to September 30, 2009
	Amount	Percent	Amount	Percent	Amount	Percent
Net sales	$71,460	100.0%	$57,668	100.0%	$13,792	23.9%
Cost of sales	63,474	88.8%	51,345	89.0%	12,129	23.6%
Gross profit	7,986	11.2%	6,323	11.0%	1,663	26.3%
Operating expenses:
Selling expenses	2,124	3.0%	1,028	1.8%	1,096	106.6%
General and administrative expenses	1,872	2.6%	807	1.4%	1,065	132.0%
Total operating expenses	3,996	5.6%	1,835	3.2%	2,161	117.8%
Income from operations	3,990	5.6%	4,487	7.8%	(497)	(11.1)%
Other income (expenses):
Interest expense, net	(476)	(0.7)%	(40)	(0.1)%	(436)	1090.0%
Beneficial conversion feature	(153)	(0.2)%	(275)	(0.4)%
Other, net	(2)	(0.0)%	19	0.0%	101	(39.5)%
Total other income (expense)	(631)	(0.9)%	(296)	(0.5)%	(335)	113.2%
Net income1	$3,358	4.7%	$4,191	7.3%	$(833)	(19.9)%
Deemed preferred stock dividend	(110)	(0.2)%	--	0.0%	(110)	NA
Net income allocable to common stockholders	$3,248	4.5%	$4,191	7.3%	$(943)	(22.5)%
Foreign currency translation gain (loss)	(160)	(0.2)%	833	1.4%	(993)	(119.2)%
Comprehensive income	$3,088	4.3%	$5,025	8.7%	$(1,937)	(38.5)%

1	Pursuant to the tax laws of the PRC, no income tax was due with respect to the nine months ended September 30, 2009 or 2008.

Net Sales. Net sales increased approximately $13.79 million, or 23.9%, to approximately $71.46 million in the nine months ended September 30, 2009 from approximately $57.67 million in the same period last year. Our production had declined during the first quarter of 2008 as a result of heavy snow in the regions where our products are grown. During the first quarter of 2009, more favorable weather conditions resulted in increased production and increased sales. Our production capacity also increased in the first nine months of 2009, as compared to the same period in 2008 because our farming cooperatives cultivated an additional 8,700 acres of land newly-acquired by us, of which approximately 4,000 acres generated produce during the third quarter of 2009. This additional production contributed an additional $12.38 million in sales.

Cost of Sales. Our cost of sales is primarily comprised of the costs of our produce from the farming cooperatives. Our cost of goods sold increased approximately $12.12 million, or 23.6%, to approximately $63.47 million in the nine months ended September 30, 2009 from approximately $51.35 million in the nine months ended September 30, 2008. This increase reflected the increased in net sales during the nine months ended September 30, 2009 with a modest increase on the cost of goods as a percentage of net sales.

Gross Profit and Gross Margin. Our gross profit increased approximately $1.66 million to approximately $7.99 million in the nine months ended September 30, 2009 from approximately $6.32 million in the same period last year. Our gross margin was 11.18% and 10.96% for the nine months ended September 30, 2009 and 2008, respectively. Our gross margin was relatively stable since it is largely determined by the margin of the wholesale prices we buy from our suppliers and the reseller price we sell at distribution centers, both of which have remained relatively stable during the nine months ended September 30, 2009 and 2008.

Selling Expenses. Our selling expenses increased approximately $1.10 million, or 106%, to approximately $2.12 million in the nine months ended September 30, 2009 from approximately $1.03 million in the same period last year. As a percentage of net sales, selling expenses increased to 2.97% in the nine months ended September 30, 2009 from 1.78% in the same period of 2008. Selling expenses increased because of increased sales in the first quarter of 2009 and the payment of bonuses.

General and Administrative Expenses. Our administrative expenses increased approximately $1.06 million, or 132%, to approximately $1.87 million in the nine months ended September 30, 2009 from approximately $0.81 million in the nine months ended September 30, 2008. As a percentage of net sales, administrative expenses increased to 2.62% in the nine months ended September 30, 2009, as compared to 1.40% in the same period last year. Administrative expenses increased as a result of increased fees and expenses related to the reverse merger transaction that was consummated on January 15, 2009 as well an increased expenses resulting from our status as a public company and professional fees relating to financings that we consummated in August 2009.  We did not have any comparable expenses during 2008. Our general and administrative expenses, which increased to $1.31 million in the nine months ended September 30, 2009 from $0.63 million in the comparable period of 2008 reflecting additional $0.5 million of expenses relating to the reverse acquisition.

Interest Expense.  Interest expense increased from $40,000 in the nine months ended September 30, 2008 to $0.48 million for the nine months ended September 30, 2009.  The interest for the 2009 period reflects interest on the convertible notes as well as the amortization of the debt discount resulting from the issuance of warrants in connection with value of the warrants that were issued with the notes.  When the notes that were issued in June and July 2009 were exchanged for common stock and warrants, the unamortized debt discount of $0.37 million was reflected as interest.

Beneficial Conversion Feature Expense.  In April 2008, Organic Region issued for $500,000 its 18% convertible notes in the principal amount of $500,000 and warrants to purchase a number of shares to be determined based on certain future financings after a reverse acquisition and with the number of shares to be determined by dividing $500,000 by the lowest purchase price at 115% of the lowest price at which we sell stock in the future financings. Because of the warrants, these notes are not conventional debt instruments.  As a result, the conversion feature is bifurcated from the notes and reflected as a separate derivative liability.  The fair value of the beneficial conversion feature is adjusted to fair value at each balance sheet date.  The fair value of the beneficial conversion feature on issuance of these notes was $0.36 million.  Thus, at issuance, the notes were reflected with a discount of $0.36 million.  The notes were repaid, and the discount was written off.

Deemed Preferred Stock Dividend.  As a result of the issuance of warrants in connection with the August 2009 sale of preferred stock and warrants, the value of the warrants was considered a deemed preferred stock dividend, which was $0.1 million for the nine months ended September 30, 2009.  There was no comparable transaction in the comparable period of 2008.

Net Income.  Since our operating subsidiaries benefitted from a tax holiday for 2008 and 2009, we did not incur any income tax for the nine months ended September 30, 2009 or 2008.  As a result of the factors described above, our net income decreased approximately $0.83 million, or 19.9%, to approximately $3.36 million.  After giving effect to the deemed preferred stock dividend, our net income available for common shareholders was $3.25 million, or $0.04 per share (basic) and $0.03 per share (diluted) for the nine months ended September 30, 2009, from approximately $5.02 million, or $0.05 per share (basic and diluted)  in the comparable period of 2008.

Years Ended December 31, 2008 and 2007

The following table sets forth the key components of the results of operations of Organic Region for the year ended December 31, 2008 and 2007, in dollars and as a percentage of net sales (dollars in thousands):

					Change from Year Ended
	Year Ended December 31,				December 31, 2007
	2008		2007		to December 31, 2008
	Amount	Percent	Amount	Percent	Amount	Percent
Net sales	$73,563	100.0%	$42,257	100.0%	$31,306	74.1%
Cost of sales	65,317	88.8%	37,532	88.8%	27,785	74.0%
Gross profit	8,246	11.2%	4,725	11.2%	3,521	74.5%
Operating expenses:
Selling expenses	2,139	2.9%	629	1.5%	1,510	240.1%
General and administrative expenses	1,040	1.4%	219	0.5%	821	374.9%
Total operating expenses	3,179	4.3%	848	2.0%	2,331	274.9%
Income from operations	5,066	6.9%	3,877	9.2%	1,189	30.7%
Other income (expenses)
Interest expense, net	(134)	(0.2)%	--	0.0%	(134)	2
Beneficial conversion feature	(393)	(0.5)%	--	0.0%	(393)	2
Change in derivative liability	47	0.1%	--	0.0%	47	2
Other, net	15	0.0%	4	0.0%	11	2
Total other income (expense)	(465)	(0.6)%	4	0.0%	(469)	2
Net income1	$4,601	6.3%	$3,880	9.2%	$721	18.8%
Foreign currency translation gain (loss)	778	1.1%	263	0.6%	515	195.8%
Comprehensive income	$5,379	7.3%	$4,143	9.8%	$1,236	29.8%

*  Less than $1,000.

1   Pursuant to the tax laws of the PRC, no income tax was due with respect to the 2008. Income taxes for the 2007 were approximately $500,000.

2 The percentages were not included since they do not provide meaningful information.

Net Sales. Net sales increased $31.3 million, or 74.08%, to $73.6 million in 2008 from $42.3 million in 2007. This increase was mainly due to our expanded plantation bases and supply sources during the 2008 period, as we increased the land which we leased by approximately 4,600 acres.

Cost of Sales. Our cost of sales is primarily comprised of the costs of our produce from our farming cooperatives. Our cost of sales increased $27.8 million, or 74.03%, to $65.3 million in the fiscal year ended December 31, 2008 from $37.5 million in fiscal year 2007. This increase was mainly due to an increase of sales during the 2008 period and is proportionate to the increase in net sales.

Gross Profit and Gross Margin. Our gross profit increased $3.5 million to $8.2 million in 2008 from $4.7 million in year 2007.  Our gross margin was 11.21% and 11.18% for 2008 and 2007, respectively. Our gross margin was relatively stable since both our sales prices and our costs were stable in 2007 and 2008.

Selling Expenses. Our selling expenses increased $1.5 million, or 240.01%, to $2.1 million in 2008 from $0.6 million in 2007. As a percentage of net sales, our selling expenses increased to 2.91% in the fiscal year ended December 31, 2008 from 1.49% in fiscal year 2007. The increase in selling expense as a percentage of net sales was primarily a result of the increase in incentives given to our sales staff during 2008.

General and Administrative Expenses. Our administrative expenses increased $0.8 million, or 374.9%, to $1.0 million in 2008 from $0.2 million in 2007. As a percentage of net sales, administrative expenses increased to 1.41% in 2008, as compared with 0.52% in 2007. This percentage increase was primarily a result of a $0.45 million increase in our business promotion expenses and daily operation expenses. Our general and administrativeexpenses increased to $1.04 million in 2008 from $0.22 million in 2007 due to the additional expenses relating to the reverse acquisition.

Other Income (Expense). Other income (expense) primarily consists of interest expense, beneficial conversion feature expense, change in fair value of derivative liability and other income.  During 2007, we had no interest expense, no beneficial conversion feature expense and no change in fair value of a derivative liability, and we had minimal other income.

In April 2008, we issued, for $0.5 million, our 18% promissory note in the principal amount of $500,000 and warrants.  As a result of that transaction, we incurred, during 2008, interest expense of $0.1 million, a beneficial conversion feature expense of $0.4 million and a change in derivative liability of $47,000.

Income before Income Taxes. As a result of the foregoing, income before income taxes increased $0.7 million, or 18.58%, to $4.6 million in 2008, from $3.9 million in 2007. Income before income taxes as a percentage of net sales decreased to 6.25% in 2008, from 9.18% in 2007.

Income Tax.  We did not owe any income tax the exemption for agricultural companies for our subsidiaries for 2008 and 2007.  In 2007, we had nominal income tax, representing a tax of 1.8% of the fixed income of an individual business entity owed by Mr. Xiong Luo, our chief operating officer, which is a variable interest entity whose financial statements are consolidated with our pursuant to FIN 46R.

Net Income. Our net income was $4.6 million, or $0.06 per share (basic and diluted), as compared with $3.9 million, or $0.05 per share (basic and diluted) in 2007.   The income per share is pro forma information, derived by dividing the consolidated net income of Organic Region by the number of shares of common stock issued in the reverse acquisition.

Liquidity and Capital Resources

At September 30, 2009, we had working capital of approximately $0.6 million, as compared with a working capital deficiency of approximately $0.4 million at December 31, 2008.  The improvement in working capital reflects our increased cash as a result of the financing during August 2009 and the elimination of the convertible debentures which were paid. The following table sets forth information as to the principal changes in the components of our working capital (dollars in thousands).

Category			December 31, 2008 to September 30, 2009
	September 30, 2009	December 31, 2008	Change	Percent Change
Current Assets:
Cash and cash equivalents	$1,289	$545	$744	136.5%
Accounts receivable, net	185	201	(16)	(8.0)%
Due from related parties	242	353	(111)	(31.4)%
Inventories	14	17	(3)	(17.6)%
Other current assets	380	58	322	555.2%
Total current assets	2,110	1,174	936	79.7%
Current Liabilities:
Accounts payable and accrued expenses	920	1,530	(610)	(29.9)%
Advances from customers	49	56	(7)	(12.5)%
Due to related parties	397	129	268	207.8%
Due to shareholders	102	--	102	1
Convertible debentures	--	314	(314)	(100)%
Total current liabilities	1,468	2,029	(561)	(27.6)%
Net working capital (deficiency)	642	(855)	1,000	1

1           The percentages were not included since they do not provide meaningful information.

The cash flow from operations was approximately $3.7 million in the nine months ended September 30, 2009 as compared with $5.1 million for the nine months ended September 30, 2008.  Cash flow used in investing activities was approximately $5.3 million in the nine months ended September 30, 2009 as compared with $5.5 million for the comparable period of 2008.  For the 2009 period, we invested $1.9 million as advances for construction which relate to construction in process for our facilities, and $3.4 million for the acquisition of additional leases for land on which our farming cooperatives can grow produce for us.  The principal investing activity in the 2008 period was additional lease purchases.  The lease purchases result in an increase in our long-term prepaid expense, since the leases have terms of 25 years and are payable in full on inception with the payment being amortizes over the terms of the leases.

In June and July 2009, we borrowed $1.43 million from a group of investors.  Effective August 3, 2009, we entered into two agreements with the noteholders and with another investor who invested $200,000.  Pursuant to these agreements, the notes were cancelled and we issued common stock and warrants as follows:

Pursuant to one agreement, we issued 13,129,410 shares of common stock at a purchase price of $0.085 per share and two-year warrants to purchase 10,145,454 shares of common stock at an exercise price of $0.11 per share.

Pursuant to the second agreement, we issued 4,333,334 shares of common stock at a purchase price of $0.12 per share, granted the investors an option to purchase acquire up to 6,500,000 shares of common stock at a purchase price of $0.12 per share and issued two-year warrants to purchase 3,466,666 shares of common stock at an exercise price of $0.15 per share. In the event that such investors exercise the option to purchase shares of common stock, we will issue two-year warrants to purchase up to 5,200,000 shares of common stock at an exercise price of $0.15 per share.

On August 7, 2009, we entered into a series A convertible preferred stock and warrant purchase agreement  with three accredited investors pursuant to whom we sold, for $1,000,000, an aggregate of 1,000,000 shares of the series A convertible preferred stock and five-year warrants to purchase 10,000,000 shares of common stock at $0.14 per share and 10,000,000 shares of common stock at $0.25 per share. The Investors have the option to acquire an additional 1,000,000 shares of preferred stock upon the same terms. Such option expires on February 10, 2010, unless extended by us.  Each investor has agreed not to convert any shares of series A preferred stock or exercise any warrants to the extent that such investor’s beneficial ownership of common stock would exceed 9.99% of our outstanding common stock upon such conversion or exercise.  We paid an aggregate of $50,000 of broker fees in connection with this transaction. We also reimbursed the investors for $45,000 of due diligence expenses.

The cash flow from operations was approximately $7.3 million for 2008, as compared with approximately $4.1 million for 2007.  The increase of approximately $3.2 million, primarily reflects the increase in net income (approximately $0.7 million), amortization of long-term lease investments (approximately $0.5 million), increases in accounts payable and accrued expenses (approximately $0.9 million), and other payables (approximately $0.5 million).

Cash flow used in investing activities was approximately $7.2 million in 2008 and approximately $9.8 million in 2007.  Substantially all of the investing activities in 2008 and more than 93% of the investing activities in 2007 related to the purchase of long-term lease obligations.  Other investing activities in 2007 were primarily additions to construction in process relating to our facilities. In 2008, cash flow used in financing activities was approximately $0.1 million, as compared with cash flow from financing activities of approximately $6.1 million in 2007.  In 2007, we received a $5.0 million contribution from shareholders, representing the payment for the purchase price of a subsidiary and approximately $1.5 million in a payment from related parties.  In 2008, we received gross proceed of $0.5 million from the sale of the convertible note and made payments to related parties of approximately $0.6 million.

We believe that cash flow from operations, together with the proceeds from the August 2009 private placements would provide us with sufficient funds to enable us to continue our operations, although we cannot assure you that we will not require additional funds for working capital.  However, in order for us to continue to increase our revenue, we will need to obtain additional farmland on which our farming collectives could grow additional produce.  In the past, we have leased farmland for periods of 25 years on terms which required us to make all of the lease payments at the inception of the lease, which has required us to make significant cash outlays in the past.  These payments were approximately $3.4 million in the nine months ended September 30, 2009, approximately $7.2 million for 2008 and approximately $9.1 million in 2007.  In order for us to acquire rights in more land or leasehold interest, we would require significant additional cash.  We cannot assure you that we will be able to obtain the necessary cash on reasonable, if any, terms, or that we will be able to obtain the rights to additional farmland.  If we are not able to increase the land under cultivation by our farming cooperatives, it will be difficult for us to increase our revenue, gross profit or net income.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments.
We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Accounts Receivable – Our policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Inventories – Inventories are valued at the lower of cost (determined on a weighted average basis) or market value. Management compares the cost of inventories with market value and an allowance is provided to reduce the value of inventories to their net market value.

Impairment – We apply the provisions of Statement of Financial Accounting Standard, or SFAS, No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, or SFAS No. 144, issued by the Financial Accounting Standards Board, or FASB. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. We test long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. We consider historical performance and future estimated results in our evaluation of potential impairment, and then we compare the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, we measure the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate we utilize to evaluate potential investments. We estimate fair value based on the information available in making whatever estimates, judgments and projections are considered necessary.

Revenue Recognition – Our revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Revenues from the sale of products are recognized at the point of sale of our products. Discounts provided to customers by us at the time of sale are recognized as a reduction in sales as the products are sold. Discounts provided by vendors are not recognized as a reduction in sales provided the coupons are redeemable at any retailer that accepts coupons. Sales taxes are not recorded as a component of sales. The “Cost of Good Sold” line item of the Consolidated Statements of Income includes product costs, net of discounts and allowances. Discounts provided to us by vendors at the time of purchase are recognized as a reduction in inventory cost as the products are delivered. All other costs, including warehousing costs, transportation costs; salaries, rent expense and depreciation expense, are shown separately in selling expenses or general and administrative expense in our consolidated statements of income.

Foreign Currency Translation – We use United States dollars for financial reporting purposes. Our subsidiaries maintain their books and records in their functional currency - RMB, which is currency of China, where all of our operations are conducted. Such financial statements were translated into United States dollars in accordance with SFAS No. 52, “Foreign Currency Translation.” According to the Statement, all assets and liabilities are translated at the current exchange rate on the balance sheet date, shareholder’s equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income” as a component of shareholders’ equity.

New Accounting Pronouncements

On June 16, 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” to address the question of whether instruments granted in share-based payment transactions are participating securities prior to vesting. The FSP determines that unvested share-based payment awards that contain rights to dividend payments should be included in earnings per share calculations. The guidance will be effective for fiscal years beginning after December 15, 2008. The adoption of FSP EITF 03-6-1 did not have an impact on our consolidated financial statements.

In June 2008, the FASB ratified Emerging Issues Task Force Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock.”  EITF 07-5 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock.  Warrants that a company issues that contain a strike price adjustment feature, upon the adoption of EITF 07-5, are no longer being considered indexed to the company’s own stock. Accordingly, adoption of EITF 07-5 will change the current classification (from equity to liability) and the related accounting for such warrants outstanding at that date. EITF 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of EITF 07-5 did not have a material impact on our consolidated financial statements.  We do not believe that the warrants that were issued by Organic Region in 2008 or by us in August 2009 are treated as derivatives under EITF 07-5.

On October 10, 2008, the FASB issued FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” which clarifies the application of SFAS 157 when the market for a financial asset is inactive. Specifically, FSP 157-3 clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. The Company is currently evaluating the impact of adoption of FSP 157-3 on the Company’s consolidated financial.

In November 2008, the FASB issued EITF Issue No. 08-7, “Accounting for Defensive Intangible Assets,” or EITF No. 08-7. EITF No. 08-7 discusses that when an entity acquired in a business combination or an asset acquisition an intangible asset that it did not intend to actively use, otherwise known as a defensive asset, the entity historically allocated little or no value to the defensive asset. However, with the issuance of SFAS No. 141(R) and SFAS No. 157 the entity must recognize a value for the defensive asset that reflects the asset’s highest and best use based on market assumptions. Upon the effective date of both SFAS No. 141(R) and SFAS No. 157, acquirers will generally assign a greater value to a defensive asset than would typically have been assigned under SFAS No. 141. EITF No. 08-7 will be effective for the first annual reporting period beginning on or after December 15, 2008. EITF No. 08-7 will apply prospectively to business combinations for which the acquisition date is after fiscal years beginning on or after December 15, 2008. The adoption of EITF No. 08-7 did not have a material impact on our results of operations or financial condition.

In April 2009, the FASB issued SFAS No. 141 (R), “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies.” SFAS No. 141 (R) amends and clarifies SFAS No. 141, “Business Combinations,” in regards to the initial recognition and measurement, subsequent measurement and accounting, and disclosures of assets and liabilities arising from contingencies in a business combination. FSP SFAS No. 141 (R) applies to all assets acquired and liabilities assumed in a business combination that arise from contingencies that would be within the scope of SFAS No. 5, “Accounting for Contingencies”, if not acquired or assumed in a business combination, except for assets or liabilities arising from contingencies that are subject to specific guidance in SFAS No. 141 (R). FSP SFAS No. 141 (R) will be effective for the first annual reporting period beginning on or after December 15, 2008. FSP SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is after fiscal years beginning on or after December 15, 2008. The adoption of SFAS No. 141(R) did not have a material impact on our results of operations or financial condition.

In April 2009, the FASB issued FSP FAS 157-4, which provides guidance on how to determine the fair value of assets and liabilities when the volume and level of activity for the asset or liability has significantly decreased when compared with normal market activity for the asset or liability as well as guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009. The Company is currently evaluating the financial impact that FSP FAS. 157-4 will have, but expects that the financial impact, if any, will not be material on its Consolidated Financial Statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, which amends the requirements for the recognition and measurement of other-than-temporary impairments for debt securities by modifying the current "intent and ability" indicator. Under FSP FAS 115-2 and FAS 124-2, an other-than-temporary impairment must be recognized if the Company has the intent to sell the debt security or the Company is more likely than not will be required to sell the debt security before its anticipated recovery. In addition, FSP FAS 115-2 and FAS 124-2 requires impairments related to credit loss, which is the difference between the present value of the cash flows expected to be collected and the amortized cost basis for each security, to be recognized in earnings while impairments related to all other factors to be recognized in other comprehensive income. FSP FAS 115-2 and FAS 124-2 is effective for interim and annual periods ending after June 15, 2009. The Company is currently evaluating the financial impact that FSP FAS 115-2 and FAS 124-2 will have, but expects that the financial impact, if any, will not be material on its consolidated financial statements.

In April 2009, the FASB issued FSP 107-1 and 28-1. This FSP amends SFAS 107, to require disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this FSP, fair values for these assets and liabilities were only disclosed annually. This FSP applies to all financial instruments within the scope of SFAS 107 and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. This FSP shall be effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP 157-4 and 115-2 and 124-2. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. The Company is currently evaluating the disclosure requirements of this new FSP.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (SFAS 165). SFAS 165 establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are available to be issued (subsequent events). More specifically, SFAS 165 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that should be made about events or transactions that occur after the balance sheet date. SFAS 165 provides largely the same guidance on subsequent events which previously existed only in auditing literature. We adopted the statement in the second quarter and it did not have an impact on our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”), which requires additional information regarding transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 168”), which becomes effective for financial statements issued for interim and annual periods ending after September 15, 2009. SFAS No. 168 replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 168 identifies the sources of accounting principles and the framework for selecting principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with US GAAP (the GAAP hierarchy).

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

BUSINESS

Our Industry and Market Trends

Background

The rapid economic expansion experienced in China in the recent decade brought more income to Chinese consumers and enabled higher consumer spending. We see this trend through the rising number of supermarkets operating in China and their total sales. Studies have shown that as the living standard of an urban population increases, consumers consume more fruits on a per capital basis. A recent USDA Economic Research study, Consumer Demand for Fruit and Vegetables (WRS-01-1), concluded that fruit and vegetable consumption in high income countries was more than two and one-half times that of low income countries.  The latest USDA data, Dietary Assessment of Major Trends in US Food Consumption, 1970–2005 (USDA Research Economic Bulletin Number 33, March 2008), shows that the Chinese urban per capita fruit consumption has reached more than 60kg per year. However, this is still low compared to the level of fruit consumption of 123kg/yr in the United States.  We believe that there is still much room for growth of fruit consumption in China. In terms of the absolute size of the market, a 2004 USDA presentation on the world fresh food market estimated that China’s total fruit production was 72 million tons in 2003, representing approximately 20% of an estimated global production of 380 million tons for that year.   Of that production volume, China exported only about 1.5 million tons, implying that the vast majority of this production was consumed domestically.  China was not only the largest consumer of fruits in the world at that time, it was also the largest producer; and for the most part China supplied what it consumed.

Industry Structure

Prior to 1984, the fruit industry in China was subject to state controlled pricing and distribution.  Although fruit production developed rapidly and features varied categories and configurations, the PRC’s fruit production structure still lagged far behind other industries in the following three aspects:

•	Apples, oranges and pears accounted for a large proportion of total domestic fruit production (at approximately 63.5%), but lacked high-end and rare categories.

•
The domestic fruit harvest period was clustered in the fall months; oranges mature mainly in November and December and a few categories of fruits matured before October. The supply of fruits was therefore too concentrated during a short period.

•	Fruit storage methods only allowed for the storage of less than 30% of total fruit production and mechanical processing methods could only store 10% of total production.

In 1984, the PRC government began to implement a system of reforms in the industry which transformed the industry from a fully state oriented structure to a market oriented structure, from state oriented pricing to market oriented pricing, and from state controlled distribution to multi channel distribution.  These changes not only greatly mobilized and enthused fruit farmers and promoted the development of fruit production, they also increased the income of farmers and resulted in more variation in the vegetables available to residents.

These reforms led to the development of planting and storage technologies which enabled consumers to purchase their fruits all year round and in small amounts, rather than purchase all their demand at one time and only when fruits were in season. The reforms also led to the introduction of multiple transportation channels and the opening up of new markets across China.  As a result, consumers have access to fruits from all regions in China and are no longer limited to locally produced fruits.

In addition, the improvement of people’s living standards in the PRC has led to more attention being paid to the link between healthy foods and long lives. This trend has stimulated the consumption of substances that promote health, including fresh fruits and vegetables, and the transition of fresh fruits in China from a luxury to a necessity.  We expect that this increase in demand is leading to good prospects for the whole fruit and vegetable industry.

Our Growth Strategy

As a company that seeks to market premium specialty fruit, we believe we are well positioned to capitalize on future industry growth in China. We are dedicated to providing healthy and high nutritional premium specialty fruit and vegetables.  We intend to implement the following strategic plans to take advantage of industry opportunities and our competitive strengths:

•
Strengthen and expand our supply sources.  We believe that a steady supply of premium specialty fruits is crucial to our future success.  Currently, we have built strong relationships with three plantation bases in Shaanxi, Guangdong, and Guangxi Provinces. We intend to further strengthen our existing cooperative relationships with our plantation bases and plan to expand our supply sources by securing more first priority purchase rights with suppliers across China. Thus, in order to expand, we need to purchase the long-term leases, which have a significant up-front cost.

•
Expand our distribution network to increase the prevalence of our products nationwide.  Our current sales depend heavily on our regional distributors and their network. To support our rapid growth in sales, we plan to further expand our distribution network by leveraging our steady and expanding supply sources and capture the higher margin business of sales to retail stores and super markets.

•
Expand the fruits that we sell to satisfy different customer preferences. We currently focus on apples, bananas and oranges because they are the best selling fruits in the world.  However, we constantly evaluate our product line and seek to adapt to changing market conditions by updating our products to fulfill market needs. Currently, we are testing a few new fruits, such as pears.  Additionally, we recently introduced a new product, sweet corn, and we have started a test plantation for the sweet corn. Revenue from sweet corn accounted for less than 1% of our revenue for the nine months ended September 30, 2009

Our Products

Our main products are Fuji apples, which accounted for more than 80% of our revenue in the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, emperor bananas and tangerine oranges, which are high-quality variations of apples, oranges and bananas. We are also engaged, to a lesser extent, in the wholesale distribution of a variety of vegetables, including tomatoes, cauliflower, cucumber, lettuce, spinach, leek, celery, peppers, Chinese cabbage, carrots, loofah, pumpkin, bitter gourd, white gourd, gherkin and yams.

Almost all of our products are sold by us at the Guangdong Yun Cheng Wholesale Market and the Beijing Xin Fadi Agricultural Products Wholesale Market, two major markets for the sale of agricultural products in their respective areas where we lease space to sell our produce.  We derived approximately 99.3%of our revenue from these two markets in the nine months ended September 30, 2009, 99.5% for 2008 and 97.6% for 2007.

Fuji Apples – Fuji apples, which comprise approximately 87% of our sales in the nine months ended September 30, 2009, are very popular in China because of their crispness and taste. They are also treated as a high-end product. The output for the Fuji apple in China was about 18 million tons in 2008.  Fuji apples have a long storage period and are easy to transport.  At September 30, 2009, we leased more than 13,000 acres of Fuji apple plantations and plan to expand our land base in the near future.  During 2008, our 10,400 acre Fuji apple plantation base in Yan’an, Shaanxi Province, had an output of approximately 73,000 tons, which accounted for approximately 0.4% of the Fuji apple market in China.

Emperor Bananas – The emperor banana derives its name from its appealing outer appearance and delicious taste.  It is considered to be a premium item in China and is priced about two to two and a half times the price for normal bananas.  The emperor banana originated in Thailand and is new to China.  Historically, Wanqingsha Town in Nansha District in Guangzhou, Guangdong Province has been a major area for growing traditional bananas.  In 2003, banana production drastically declined due to the spread of the “Panama Virus,” which stunted the growth and cultivation of traditional bananas.  To address this agricultural problem, we launched a collaborative effort with Nansha’s local government to find alternative fruits to grow in Nansha district.  Pilot projects for Hawaiian papaya, Taiwan pearl guava, Thai emperor banana were pursued. Of the three fruits tested, the Emperor banana from Thailand proved to be the most economically viable fruit to cultivate.  Aside from the Emperor banana’s compatibility with Nansha’s agricultural landscape and local farming knowledge, we believe that emperor bananas can generate a gross margin which is 100% to 250% higher than that of traditional bananas. We have developed a special method for cultivating seedlings for this species in our research laboratories.  Our seedlings mature and are ready for planting in approximately three months and are harvested between seven and nine months later. Our Guangzhou plantation is now one of the only two Chinese growers of emperor bananas.  During 2008, our farmers produced 6,600 tons of these bananas on 2,000 acres of land.

Tangerine Orange – Tangerine orange trees are created by grafting the Japanese tangerine orange tree onto an orange tree stem when both are one year old. The resulting tree contains a number of desirable characteristics including.  Its juice is sweeter and it has a meatier body than regular oranges.  Tangerine oranges can be stored for approximately 90 days, which is a relatively long storage period and makes the fruit well suited for transportation.  Our tangerine orange plantation is roughly 1,300 acres in size and is located in Liuzhou in Guangxi Province.  Our tangerine orange output in 2008 was over 6,000 tons.

Our Plantations

We currently lease three main plantations:  the Luochuan Apple Plant Base in Yan’an, Shaanxi Province; the Nansha Wanqingsha emperor banana plantation base in Guangzhou, Guangdong Province and the Rong’an tangerine orange plantation base in Liuzhou, Guangxi Province.

We are a party to 25-year land lease agreements with farming cooperatives.  Pursuant to these agreements we lease the land from farming cooperatives and then grant farming rights back to the farming cooperatives. In exchange, we have first priority on purchasing the farming cooperatives’ production at prevailing wholesale prices.  We do not receive any rentals from the cooperatives.  Rather, these agreements provide us with an annual supply of produce. We believe that our cooperative relationships with farming cooperatives allows us to reduce our financial and operating risks and avoid the substantial capital required to maintain and finance agricultural production while making a significant contribution to regional development.  Our land lease agreements provide for us to pay, at the inception of the lease term, the full amount due under the lease, which is amortized over the term of the lease.

Sales

We sell our produce at two major wholesale centers – the Guangdong Yun Cheng Wholesale Market and the Beijing Xin Fadi Agricultural Products Wholesale Market, two major markets for the sale of agricultural products in their respective areas where we lease space to sell our produce.  We derived approximately  99.3% of our revenue from these two markets in the nine months ended September 30, 2009, 99.5% for 2008 and 97.6% for 2007.  We seek to control our inventory levels in the wholesale centers to balance our inventory against market need and minimize spoilage rates as well as our stock holding and handling costs.

Quality Control

In 2006, we passed both the ISO9001:2000 quality management system and the HACCP-EC-01 food security management system granted by the National Business Inspection Bureau.

We have also established our own quality control system for all our fresh fruits and vegetables, and we have adopted what we consider a very high quality standard.

For the tangerine oranges and emperor bananas, our field quality control teams check and inspect all products before they are delivered to the wholesale markets and to our customers.  In addition, our own quality control team in Shaanxi Province monitors all shipments of Fuji apples and with a view to making sure that the fruit in each truck load complies with our standards.

Our Suppliers and Supply Arrangements

Fuji Apples

We currently obtain all of our Fuji apples from farming cooperatives that work 13,000 acres of apple plantation bases located in Luochuan County, Yan’an, Shaanxi Province. Our average annual production output is between 70,000 to 80,000 tons.  Since 1947, various varieties of apples have been successfully cultivated in Luochuan County and, in 2000, Luochuan County was designated as the apple growing region in China. To date, approximately 60 varieties of apples are being grown in Luochuan County on a total plantation area of close to 100,000 acres, with 76% of this area being dedicated to Fuji apple production. In 2007, total apple production in Luochuan County was about 1,000,000 tons.

Our farming cooperatives arranges for the packaging and transportation of their harvested apples to our wholesale centers.  To market effectively, we require an efficient logistical process in loading, unloading, transporting and delivering fruit from the plantation base to the wholesale centers.  On a weekly basis, we coordinate with the Luochuan plantation base to schedule deliveries to either Yun Cheng or Xin Fadi wholesale centers. In addition, our sales and distribution team monitors our Fuji apple inventories with the primary objective of controlling inventory levels in the wholesale centers to balance our inventory level against what we perceive as the market need in order to minimize spoilage and reduce stock holding and handling costs.

Emperor Bananas

Our emperor bananas are grown in Wanqingsha Town, Nansha District, Guangzhou in Guangdong Province. The emperor banana is a premium product, but like the traditional banana, it is highly perishable and needs to be brought to market and sold generally within three to four weeks after harvest.  We coordinate with the emperor banana plantation base to facilitate deliveries and effectively manage inventories in the same manner that we do for wholesale Fuji apples.

We are negotiating with the Nansha local government to obtain the right to expand the acreages on which emperor bananas are grown and to develop this land.  We intend to develop this parcel in phases.  However, we cannot assure you that we will be able to obtain the rights to the land or to develop additional land. In 2007, we started our first phase of emperor banana cultivation covering 330 acres. In 2008, our farming cooperatives cultivated an additional 2,500 acres.  We have also assisted our cooperatives to establish a seedling facility whose goal is to produce 1,000,000 seedlings by the end of 2009.

We intend to replicate this business model for emperor bananas in the Nansha district.  We are coordinating with Nansha’s farming cooperative to increase the membership of our farming cooperative and encourage them to participate in our emperor banana cultivation program. We regularly conduct emperor banana cultivation seminars and educate farmers with a view to persuading them to join our cooperative arrangement. We transfer the seedlings we produce in our facilities to the farmers, which they can cultivate and sell back to us when the fruit matures. We believe that our agricultural practices contribute to the quality of the emperor bananas that we distribute.

Tangerine Oranges

We purchase our tangerine oranges pursuant to a 25-year lease agreement with the Rongan Wan Shanhong Fruit Company, which owns a 1,300-acre tangerine orange plantation base. Annual output for the Rongan Wan Shanhong Fruit Company reached approximately 6,000 tons for 2008 and is expected to reach approximately 7,000 in 2009.

Marketing, Sales and Distribution

Fuji Apples

We distribute our Fuji apples in the Guangdong Yun Cheng Wholesale Market and the Beijing Xin Fadi Agricultural Products Wholesale Market.  The Guangdong Yun Cheng Wholesale Market is one of the major wholesale centers for apples and tangerine oranges in Southern China, with an annual apple volume of more than 1.8 million tons. This wholesale market serves an area of approximately 43 million people within a 200 kilometer radius. In 2008, our annual turnover in the Yun Cheng wholesale market was approximately 48,000 tons, representing approximately 66% of our total apple production.  We believe that we are the largest apple wholesaler in Yun Cheng, accounting for a 3% of Yun Cheng’s annual apple turnover in 2008. The second largest apple seller at Yung Cheng has only 1% of Yun Cheng’s total annual turnover.

The Beijing Xin Fadi Agricultural Products Wholesale Market is one of the largest agricultural wholesale centers in China with an annual apple turnover of approximately 3.5 million tons. This wholesale market covers a market of approximately 24 million people within a 200 kilometer radius.  In 2008, we sold approximately 25,000 tons of apples in Xin Fadi, representing approximately 0.8% of Xinfadi’s total annual turnover.  For the nine months ended September 30, 2009, we sold 36,308 tons of apples in Yuncheng and 29,682 tons of apples in Xinfadi.

Emperor Bananas and Tangerine Oranges

We distribute our emperor bananas and our tangerine oranges to wholesale centers such as the Guangdong Yun Cheng Wholesale Market in Southern China and the Beijing Xin Fadi Agricultural Products Wholesale Market in Northern China.

Vegetables

We distribute various vegetables in different seasons – tomato, cauliflower, cucumber, lettuce, spinach, leek, celery, peppers, Chinese cabbage, carrot, loofah, pumpkin, bitter gourd, white gourd, gherkin and yams. We recently introduced a new vegetable product, sweet corn, and have started to grow this corn on a test plantation. We plan to supply vegetables directly to supermarket chains.  At present, sales of vegetables represent less than 1% of our revenue.

Competition

As a result of land reforms during the past 20 years, orchards in China are generally small and the average farmer only owns between 0.4 to 0.5 acres of land.  As a result, there are very few large marketing and distribution enterprises in the Chinese fruit industry.   In general, apples in China are sold through small fruit brokers who buy apples from farmers for cash. The brokers sort and pack the fruit and resell it at fresh fruit markets or package it for delivery to processors.

Although statistics are not available, we do not believe that there are any distributors of Fuji apples, emperor bananas or tangerine oranges that handle more overall annual tonnage than we do.  We also believe that or emphasis on premium products set us apart from other distributors of apples, bananas and oranges.  In the Chinese market, we believe that only the Yan’an Apple Group and the Qixia Apple Group, which are state-owned enterprises, are our closest competitors.

We face indirect competition from the publicly held companies Chaoda Modern Agriculture (Holdings) Limited and China Green Agriculture, Inc. Chaoda Modern Agriculture, a Hong-Kong listed company, primarily produces vegetables and, to a lesser extent, fruits, while China Green Agriculture, a Hong-Kong listed company, primarily produces fertilizers.

We believe that our success to date and potential for future growth can be attributed to a combination of our strengths, including the following:

•
Strong Supplier Relationships – We implement a cooperative (collaborative) supply chain model, under which we have total control of the production cycle of our high value fruits and of our resale at wholesale centers.  Under the 25-year lease agreements, we acquire first priority purchase rights from what we believe are the best plantation bases, we provide farming cooperatives with technological support to enable them to produce high yields and we provide them with ready market for their produce through our multi-channel marketing network. We believe that our structure provides motivation to the farmers.

•
Recognition for the Way we Conduct Business – In 2007, we became qualified for bidding as a United Nations supplier, which means that we are recognized as subscribing to the UN Supplier Code of Conduct in the conduct of our business and operations.  In 2006, we received both the ISO9001:2000 quality management system certificate and the HACCP-EC-01 food security management system certificate from the National Business Inspection Bureau.

•
Production Line Processing Technology – Our production line processing technology (for which we have applied for a patent in China) provides standardized procedures for inspection, grading, cleansing and packaging of our fruits and vegetables.  We use this “deep cleansing” technology to provide healthy, fresh and high-quality produce with our Organic Region brand name.  In 2006, our Organic Region brand was granted the National “3.15” China Famous Brand Authentication award, and in 2006, we received the Guangzhou Nansha District Agricultural Technology Breakthrough Support Prize Certificate for introducing emperor banana cultivation technology.

•
High Product Quality – Our products are viewed as high quality products by our customers, and in the past three years we believe that we have established a reliable reputation in wholesale centers in China.  We have chosen to focus on the premium fruits and vegetables.   We do not compete in low-end markets.  We believe that only by providing high quality and adhering to high-end market standards can we remain successful.

Research and Development

Our research and development programs concentrate on sustaining the productivity of our agricultural lands, product quality, value-added product development and packaging design. Agronomic research is directed toward sustaining and improving product yields and product quality by examining and improving agricultural practices in all phases of production (such as development of specifically adapted fruit varieties, land preparation, fertilization, cultural practices, pest and disease control, post-harvesting, handling, packing and shipping procedures). We also provides on-site technical services to our suppliers and is also responsible for the implementation and monitoring of recommended agricultural practices. Our research and development expenses have not been significant for the nine months ended September 30, 2009 or the years ended December 31, 2008 and 2007.

Intellectual Property

We have no patents or patent applications outside of China.  Our application for a Chinese invention patent for “cleaning, freshening and sterilizing method and device for fruit and vegetable” (Application No. 2005100888659) is pending.  This patent application right is held in the names of Mr. Xiong Luo and Mr. Anson Yiu Ming Fong, who transferred the application right to us for no consideration, pursuant to a patent transfer agreement, among Mr. Luo, Mr. Fong and the Company, dated January 10, 2009.

We also have 16 trademark applications pending, including our logo and the term organic region in both English and Chinese.

We also seek to protect our technological know-how through confidentiality agreements entered into with the employees in our production department.  However, we cannot assure you that our patents, trademarks and confidentiality agreements will be adequate to protect our intellectual property rights.

Regulation

The food industry is subject to extensive regulation in China.  The following summarizes the most significant PRC regulations governing our business in China.

Food Hygiene and Safety Laws and Regulations

As a distributor and producer of food products in China, we are subject to a number of PRC laws and regulations governing food safety and hygiene, including:

•	the PRC Product Quality Law;

•	the PRC Food Hygiene Law;

•	the Implementation Rules on the Administration and Supervision of Quality and Safety in Food Producing and Processing Enterprises (trail implementation);

•	the Regulation on the Administration of Production Licenses for Industrial Products;

•	the General Measure on Food Quality Safety Market Access Examination;

•	the General Standards for the Labeling of Prepackaged Foods;

•	the Standardization Law;

•	the Regulation on Hygiene Administration of Food Additive;

•	the Regulation on Administration of Bar Code of Merchandise; and

•	the PRC Metrology Law.

These laws and regulations set out safety and hygiene standards and requirements for various aspects of food production, such as the use of additives, production, packaging, handling, labeling and storage, as well as facilities and equipment.  Failure to comply with these laws and regulations may result in confiscation of our products and proceeds from the sales of non-compliant products, destruction of our products and inventory, fines, suspension of production and operation, product recalls, revocation of licenses, and, in extreme cases, criminal liability.

We believe that our exposure to these risks is limited since our business model and our agreements with our suppliers provide a cushion which shields us from product liability exposure and we control food hygiene and food quality by implementing a strict quality control system and we believe that we comply in all material respects with these laws and regulations.  To the extent that the government imposes additional laws or restrictions, we would have to comply with those laws as well.

Environmental Regulations

We are subject to various governmental regulations related to environmental protection. The major environmental regulations applicable to us include:

•	the Environmental Protection Law of the PRC;

•	the Law of PRC on the Prevention and Control of Water Pollution;

•	Implementation Rules of the Law of PRC on the Prevention and Control of Water Pollution;

•	the Law of PRC on the Prevention and Control of Air Pollution;

•	Implementation Rules of the Law of PRC on the Prevention and Control of Air Pollution;

•	the Law of PRC on the Prevention and Control of Solid Waste Pollution; and

•	the Law of PRC on the Prevention and Control of Noise Pollution.

We have obtained all permits and licenses required for production of our products and believe that we are in material compliance with all applicable laws and regulations.

Our packaging facilities are subject to various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials.  We are also subject to periodic inspections by local environmental protection authorities.  We have received certifications from the relevant PRC government agencies in charge of environmental protection, indicating that our business operations are in material compliance with relevant PRC environmental laws and regulations.

Employees

As of September 30, 2009, we employed a total of 146 full-time employees. The following table sets forth the number of our employees by function.

Function	Number of Employees
Senior Management	5
Human resource and administration.	10
Production	38
Procurement	8
Marketing	4
Sales	17
Logistic	41
Research and development	3
quality control	10
Accounting	10
146

Our employees are not represented by a labor organization or covered by a collective bargaining agreement.  We have not experienced any work stoppages.  We believe that our employee relations are good.

We are required under PRC law to make contributions to the employee benefit plans at specified percentages of the after-tax profit.  In addition, we are required by the PRC law to cover employees in China with various types of social benefits.  We believe that we are in material compliance with the relevant PRC laws.

Property

In China, there is no private ownership of land. Rather, the government owns all real property and issues certificates of property right, known as a land use right, which are transferable, generally have a term of 50 years and permit the holder to use the property.

Our headquarters occupy approximately 7,400 square feet of space at 6/F No.947, Qiao Xing Road, Shi Qiao Town, Pan Yu District, Guangzhou, China, at the rate of approximately $2,000 per month, pursuant to a five-year lease agreement between the Company and Guang LV Industrial Co., Ltd., as supplemented. The lease will expire on May 1, 2012.  We have the option to re-lease the premises under the same terms and conditions.

We lease approximately 2,000 square feet of space in the Beijing Xin Fadi Agricultural Products Wholesale Market in Beijing at an annual rental of $4,700, pursuant to a two-year lease that expires in 2011.  The lease provides for a renewal option.

We lease approximately 2,700 square feet of space in the Guangdong Yun Cheng Wholesale Market in Guangzhou at an annual rental of $2,000 pursuant to a ten-year lease that expires in 2017.  The lease provides for a renewal options.

As of September 30, 2009, we are a party to 14 land lease and development agreements that we entered into since 2005.  These agreements have terms of 25 years and expire at various dates from 2030 to 2034.  We paid the rental for the 25 year at inception at a total cost of approximately $20.4 million.  At September 30, 2009, the unamortized portion of these leases was approximately $19.0 million.  The leases cover approximately 13,600 acres in Luochuan County, in Shaanxi, on which Fuji apples are grown, 2,830 acres in the Nanhsa District in Guangzhou, in Guangdong, where emperor bananas are grown, and approximately 1,270 acres in Rongan County, Liuzhou, in Guangxi, where tangerine oranges are grown.  This land is leased to farming cooperatives, as discussed under “Business – Our Plantations.”

We believe that all our properties have been adequately maintained, are generally in good condition and are suitable for our business.   In order to expand our business, it will be necessary for us to lease more plantation land, and we plan to lease more plantation land.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers.

Name	Age	Position
Anson Yiu Ming Fong	48	Chairman of the board
Chi Ming Leung	69	Director, chief executive officer and president
Xiong Luo	56	Director and chief operating officer
Yong Qing Ma	39	Chief financial officer and treasurer
Jeremy Goodwin	36	Director

Anson Yiu Ming Fong.   Mr. Fong has been chairman of our board of directors since the reverse acquisition on January 15, 2009.   He is also a co-founder of our BVI subsidiary, Organic Region.  Prior to founding Organic Region, Mr. Fong had been engaged in the consumer products industry in China for more than 25 years.  From 2001 to 2008, Mr. Fong was the co-founder the Heng Tai Consumables Group Ltd., a Hong Kong listed company, and served as its executive director and chief operation officer.  Prior to that, Mr. Fong served from 1986 to 2001 as the sales director for China Trade for Vincent Honour Ltd., and from 1980 to 1985, worked at Dodwell Wines & Spirits and Dodwell Imports, Hong Kong, as a sales representative.

Mr. Chi Ming Leung.   Mr. Leung has been a director since February 2009 and chief executive officer and president since January 15, 2009.  He has served as the executive director of our BVI subsidiary, Organic Region, since 2007.   Mr. Leung has more than ten years’ experience in the consumer products industry.  Prior to joining us, Mr. Leung served from 2003 to 2007, as a director for corporate sales of CDS/FEDEX Hong Kong and China.   Mr. Leung served from 1986 to 2003 as general manager of New York Scanwell Freight Limited, and later as general manager of its Shanghai Branch.  Mr. Leung graduated from Queen’s College in 1965.

Mr. Xiong Luo.   Mr. Luo has been our chief operating officer since January 15, 2009 and a director since February 2009.  He has held the same position with our BVI subsidiary, Organic Region, since 2006.  Mr. Luo has also served as the general manager of our PRC operating subsidiaries, Zhuhai Organic and Guangzhou Organic, since 2004.  Mr. Luo has more than 20 years’ experience in enterprise planning and operations.  Prior to joining us, Mr. Luo served from 2001 to 2004, as general manager and managing director of China Environmental Protection Industry Ltd., from 1998 to 2001, as general manager of Beijing World Oasis Technology Limited; from 1997 to 1998, as general manager of Beijing Chunyi Industry Ltd., and from 1991 to 1997 as general manager of the Zhuhai Guanli plastic machinery plant.  Mr. Luo graduated from Guangdong South China Agricultural University in 1985 with a B.A. Degree and holds seven patents, two of which are related to inventions.

Ms. Yong Qing Ma.   Ms. Ma has been our chief financial officer and treasurer since January 15, 2009.  Ms. Ma held the same position with Organic Region since September 2007.  Prior to joining us, Ms. Ma served as vice president of finance for Pacificnet, Inc. She worked as finance manager at Shenzhen Lufthansa Technik Ltd., a subsidiary of Germany Lufthansa Group from 2002 to 2003. She worked for China Motion, a Hong Kong public telecom company as manager of corporate finance division and audit division from 1995 to 2002. Ms. Ma received MBA from American Kennedy Western University, and economic bachelor degree from Wuhan University in China and a master of business administration from American Kennedy Western University. Ms. Ma currently serves as director for Shenzhen Longtou Investment Limited, a private financial advisory company.

Mr. Jeremy Goodwin. Mr. Goodwin became a director in February 2009. He has extensive experience in providing financial advice to multi-national and Asian companies on key corporate initiatives such as merger and acquisition, debt and equity financing, restructuring, privatization and business expansion. Since 2006, Mr. Goodwin has been Managing Partner of 3G Capital Partners, a corporate finance advisory firm, and was a vice president of Global Capital Group Enterprises, a corporate finance advisory firm, from 2002 to 2005.  From 1999 to 2001, Mr. Goodwin was with the ING Beijing Investment arm of Baring Private Equity Partners in Hong Kong, and from 1997 to 1998, Mr. Goodwin worked at ABN Amro in Beijing. Mr. Goodwin began his career at Mees Pierson Investment Finance S.A., a Geneva based investment fund private placement firm. He earned a Bachelor of Science degree from Cornell University and is fluent in Mandarin.

Our directors are elected for a term of one year and until their successors are elected and qualified.

There is no family relationship among any of our officers or directors.

Committees

Our business, property and affairs are managed by or under the direction of the board of directors. We do not presently have any committees.  The functions normally performed by the audit, compensation and nominating committees are performed by the board.  Only one of our four directors is an independent director.

Section 16(a) Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities.  All of our current officers and directors were elected in 2009, did not have any reporting obligations under Section 16(a) during 2008 and filed Forms 3 and 4 in 2009.

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or each person who served as our chief executive officer during any part of 2008.  Compensation by us to Mr. Leung, Mr. Fong and Mr. Luo represents compensation paid by Organic Region.  No other executive officer received total annual salary and bonus compensation in excess of $100,000 in 2008.

Name and Principal Position	Year	Salary	Total
Chi Ming Leung, CEO 1	2008	$ 77,490	$ 77,490
	2007	11,831	11,831

Anson Fong, Chairman2	2008 2007	116,293	116,293

Xiong Luo, COO and Director3	2008 2007	101,324 33,600	101,324 33,600

Michael Friess, former CEO4	2008	0	0
	2007	0	0

1	On January 15, 2009, in connection with the reverse acquisition, Chi Ming Leung, who was chief executive officer of Organic Region, became our chief executive officer.

2	On January 15, 2009, in connection with the reverse acquisition, Anson Fong, who was a co-founder of Organic Region, became our chairman.

3	On January 15, 2009, in connection with the reverse acquisition, Xiong Luo, who was chief operating officer of Organic Region, became our chief operating officer.

4	Michael Friess resigned from all offices he held with us and his position as our director upon the closing of the reverse acquisition on January 15, 2009.

The compensation paid to Mr. Leung, Mr. Fong and Mr. Luo was paid in RMB and the amount in dollars reflects  the average of the official conversion rates for 2007 and 2008.

None of the officers named in the Summary Compensation Table received any compensation in 2008 and 2007 other than salary and certain benefits that are required by the PRC government.  These benefits are not reflected in the compensation table.  None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended December 31, 2008 or 2007.

Employment Agreements

Prior to our reverse acquisition, our operating subsidiaries were private limited companies organized under the laws of the PRC, and in accordance with PRC regulations, the salary of our executives was determined by our shareholders and is reflected in the Summary Compensation Table.   Effective January 15, 2009, we entered into employment agreements with our executives provide the amount of each executive officer’s salary and establish their eligibility to receive a bonus. Mr. Leung’s employment agreement provides for an annual salary of approximately $35,000, Mr. Luo’s employment agreement provides for an annual salary of approximately $53,000 and Ms. Ma’s employment agreement provides for an annual salary of approximately $35,100.  Other than the salary and necessary social benefits required by the government, which are defined in the employment agreement, we currently do not provide other benefits to the officers at this time.  Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Compensation of Directors

We have entered into agreements with our directors, Mr. Anson Yiu Ming Fong, Mr. Chi Ming Leung, and Mr. Xiong Luo.  Under these agreements, we pay Mr. Fong annual compensation of approximately $160,000, Mr. Leung annual compensation of $45,000 and Mr. Luo annual fee of approximately $75,000, as consideration for their role as directors. The compensation of Mr. Leung and Mr. Luo as a director is in addition to their compensation as an officer.

On February 1, 2009, we entered into an agreement with Mr. Jeremy Goodwin, pursuant to which we agreed to pay Mr. Goodwin compensation of $3,500 per month for serving as an independent director. In addition, we agreed to award to Mr. Goodwin 12,500 restricted shares of common stock every three months, as long as Mr. Goodwin continues to serve as an independent director.  As of September 30, 2009, we has agreed to issue 37,500 shares of common stock to Mr. Goodwin.

Director Independence

We currently have one independent director, Jeremy Goodwin, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

PRINCIPAL SHAREHOLDERS

The following table provides information as to shares of common stock beneficially owned as of October 31, 2009 by:

●	Each director;

●	Each current officer named in the summary compensation table;

●	Each person owning of record or known by us, based on information provided to us by the persons named below, at least 5% of our common stock; and

●	All directors and officers as a group.

Name	Shares of Common Stock Beneficially Owned		Percentage

Anson Yiu Ming Fong c/o Sino Green Land Corporation 6/F No. 947, Qiao Xing Road Shi Qiao Town, Pan Yu District Guangzhou, People’s Republic of China	34,700,635	(1)	33.07%

Grand Will Investment Group Ltd. OMC Chambers P.O. Box 3152 Road Town, Tortola British Virgin Islands	30,618,207	(1)	29.18%

Long Rich Global Invest Limited Drake Chambers P.O. Box 3321 Road Town, Tortola British Virgin Islands	4,082,428	(1)	3.89%

Xiong Luo c/o Sino Green Land Corporation 6/F No. 947, Qiao Xing Road Shi Qiao Town, Pan Yu District Guangzhou, People’s Republic of China	30,618,207	(2)	29.18%

Logo International Holdings Ltd. Pelm Grove House P.O. Box 438 Road Town, Tortola British Virgin Islands	30,618,207	(2)	29.18%

T Squared Investments LLC 1325 Sixth Avenue New York, New York 10019	11,647,416	(4)	9.99%

Chi Ming Leung c/o Sino Green Land Corporation 6/F No. 947, Qiao Xing Road Shi Qiao Town, Pan Yu District Guangzhou, People’s Republic of China	4,082,428	(3)	3.89%

Alpha Fortune Global Develop Limited Drake Chambers P.O. Box 3321 Road Town, Tortola British Virgin Islands	4,082,428	(3)	3.89%

Yong Qing Ma	516,552	(5)	*
Jeremy Goodwin	37,500		*
All officers and directors as a group (six individuals beneficially owning stock)	69,942,822		66.65%

*   Less than 1%.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise of warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of October 31, 2009.

(1)      The 34,700,635 shares of common stock beneficially owned by Mr. Fong represents (i) 30,618,207 shares that are held by Mr. Fong indirectly through Grand Will Investment Group Limited, a BVI company owned and controlled by Mr. Fong; and (ii) 4,082,428 shares that are held indirectly by Mr. Fong’s wife, Wai Yin Cheng, through Long Rich Global Invest Limited, a BVI company owned and controlled by her.  Mr. Fong disclaims beneficial interest in the shares beneficially owned by Ms. Cheng. Shares owned by Mr. Fong do not include 4,082,428 shares beneficially owned by Mr. Fong’s brother and sister.

(2)      Represents 30,618,207 shares that are jointly held by Xiong Luo and his wife, Lili Mao, indirectly through Logo International Holdings Limited, a BVI company owned and controlled by them.

(3)      Represents 4,082,428 shares that are indirectly held by Mr. Leung, through Alpha Fortune Global Develop Limited, a BVI company owned and controlled by him.

(4)      Represents shares of common stock issuable upon exercise of warrants and conversion of series A preferred stock held by T Squared Investments, LLC, one of the selling shareholders.  See “Selling Shareholders.”  Each of Mark C. Jensen and Thomas Sauve, managing members of T Squared Investments, acting singly, has the power to vote and dispose of the shares beneficially owned by T Squared Investments. The warrants and the certificate of designation for the series A preferred stock prohibit exercise or conversion to the extent that such exercise or conversion would result in the holders and its affiliates beneficially owning more than 9.99% of our outstanding common stock. The total number of shares which T Squared Investments would own beneficially if the 9.99% limitation were not applicable is 29,909,090 shares prior to this offering, representing shares of common stock issuable upon exercise of the warrants and conversion of series A preferred stock, which would represent beneficial ownership of 22.2% of our common stock.

(5)      Shares owned by Ms. Ma do not include 516,552 shares beneficially owned by her brother.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have an agreement with Mr. Xiong Luo, our chief operating officer, who is the owner and holder of the business license for Guangzhou Greenland.  Pursuant to this agreement, Organic Region provides consulting services, including business operations, human resources and research and development services, to Mr. Luo, the holder of licenses necessary for Guangzhou Organic to operate the fruit trading business in China, in connection with Guangzhou Organic, an entity owned and controlled by him. In exchange for such services, Mr. Luo agreed to pay a consulting services fee to Organic Region equal to all of the revenues obtained by Guangzhou Organic and the Company obtained the ability to substantially influence Guangzhou Greenland’s daily operations and financial affairs, appoint its senior executives and approval all matters requiring shareholder approval. Mr. Luo also irrevocably granted the Company an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Guangzhou Greenland and agrees to entrust all the rights to exercise their voting power to the person appointed by the Company. Guangzhou Greenland is considered a variable interest entity under FIN 46(R), and its financial statements are included in our consolidated financial statements.

On January 15, 2009, we consummated the reverse acquisition pursuant to which:

•
We issued to the former shareholders of Organic Region a total of 81,648,554 shares of common stock, constituting approximately 98% of our outstanding stock, in exchange for all of the capital stock of Organic Region, pursuant to a shares exchange agreement.  These shares were issued as follows:

Name	Relationship	Shares
Grand Will Investment Group Limited	Owned and controlled by Mr. Anson Yi Ming Fong, our chairman of the board and a director	30,618,207
Long Rich Global Invest Limited	Owned and controlled by Mr. Fong’s wife, Wai Yin Cheng	4,082,428
Logo International Holdings Limited	Jointly owned and controlled by Xiong Luo, our chief operating officer and a director, and his wife Lili Mao	30,618,207
Alpha Fortune Global Develop Limited	Owned and controlled by Chi Ming Leung, our chief executive officer and a director	4,082,428
Multi Billion Investment Development Limited	Owned and controlled by Mr. Fong’s brother and sister, Kit Ming Fong and Shiu Ming Fong	4,082,428
Good Joy International Group Investment Limited	Owned and controlled by Mr. Cheung Chin Chi,who is not affiliated with the Company	4,082,428
Welldone Investment Development Limited	Owned by 12 Chinese individuals none of whom are affiliated with the Company	4,082,428
		81,648,554

•
Our former majority shareholders, Michael Friess and Sanford Schwartz, sold us 1,666,298 shares of common stock for a $500,000 non-interest bearing convertible promissory note.  We cancelled the shares.  We paid the note in two installments of principal in the amount of $250,000 on March 31, 2009 and April 27, 2009.  We have no further obligation to our former majority shareholders.

•	Our former majority shareholders agreed to indemnify us as to matters arising prior to the completion of the reverse acquisition.

We have, from time to time, borrowed money from, and advanced money to, related parties.  At December 31, 2007, we had a balance due from Shanghai Shifeng Indutrial Co., Ltd. for accounts receivable in the amount of approximately $163,000, and we owed approximately $544,000 to Zhongshan Jintao Fruit&Vegetable Logistics Co., Ltd. These obligations were incurred by our subsidiary, Zhuhai Organic, prior to Organic Region’s acquisition of Zguhai Organic.  Amounts due from related parties amounted to $2,164,247 at September 30, 2009 and $352,799 at December 31, 2008, respectively. We had a balance due from one company who is under common control with us in the amount of $242,042 at September 30, 2009 and $352,799 at December 31, 2008, respectively. These amounts are interest free, unsecured and due on demand.

We had a balance due to the companies which are under common control with us of $397,418 at September 30, 2009 and $129,444 at December 31, 2008, respectively, which arose from services rendered to us.  We had a balance due to shareholders amounting to $101,876 at September 30, 2009. The amount due is interest free, unsecured and due on demand.   There was no amount due to shareholders at December 31, 2008.

On January 28, 2008, Organic Region entered into entered into two agreements:

•	An advisory agreement with Hickey Freihofner Advisors, LLC pursuant to which Hickey Freihofner would assist Organic Region with respect to on reverse merger transaction.

•	An agreement with Brill Securities, Inc. and Hai Lin pursuant to which Mr. Lin would act as a foreign finder to assist Organic Region to raise funds from Chinese investors.

On May 14, 2009, we issued 4,165,742 shares of common stock in connection with the termination of these two agreements. Pursuant to these termination agreements, we issued 516,552 shares of common stock to Ms. Yong Qing Ma, our chief financial officer.  None of the other persons who received shares of common stock pursuant to the termination agreements are officers, directors or 5% stockholders.

CHANGE OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Prior to the reverse acquisition, our independent registered public accounting firm was Schumacher & Associates, Inc., while Organic Region’s independent registered public accounting firm was Kabani & Company, Inc.  On January 15, 2009, concurrent with reverse acquisition, our board of directors approved the dismissal of Schumacher as our independent auditor, effective immediately.  Concurrent with the decision to dismiss Schumacher as our independent auditor, our board of directors elected to continue the existing relationship of Organic Region with Kabani and appointed Kabani as our independent auditor.

Schumacher's reports on our financial statements as of and for the fiscal years ended May 31, 2008 and 2007, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its reports for the fiscal years ended May 31, 2008 and 2007 contained a statement of substantial doubt regarding our ability to continue as a going concern.

During the fiscal years ended May 31, 2008 and 2007 and through Schumacher's dismissal on January 15, 2009, there were (1) no disagreements with Schumacher on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Schumacher, would have caused Schumacher to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2008 and 2007 and through the date hereof, neither us nor anyone acting on our behalf consulted Kabani with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Kabani concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 20,000,000 shares of preferred stock, par value $.001 per share, and 780,000,000 shares of common stock, par value $.001 per share.

The following summary of certain provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.

Common Stock

We are authorized to issue up to 780,000,000 shares of Common Stock, par value $0.001 per share. Each outstanding share of Common Stock entitles the holder thereof to one vote per share on all matters. Our Bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our Common Stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors.  Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.  Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.  In addition, our operating subsidiaries in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

Preferred Stock

Our articles of incorporation give our board of directors the power to issue shares of preferred stock in one or more series without shareholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Series A Preferred Stock

In August 2009, our board of directors authorized 1,000,000 shares of our preferred stock as series A convertible preferred stock.  The certificate of designation for the series A preferred stock provides that each share of series A preferred stock is initially convertible into 11.36 shares of common stock, subject to adjustment. Until the investors in the August 2009 private placement no longer hold securities, if we issue common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the conversion price (presently $.088), with certain specified exceptions, the number of shares issuable upon conversion of one share of series A preferred stock is adjusted to reflect a conversion price equal to the lower price.

 No dividends are payable with respect to the series A preferred stock. While the series A preferred stock is outstanding, we may not pay dividends on or redeem shares of common stock.

Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series A preferred stock are entitled to a preference of $1.00 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series A preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

The holders of the series A preferred stock have no voting rights. However, so long as any shares of series A preferred stock are outstanding, we shall not, without the affirmative approval of a majority of the holders of the outstanding shares of series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend our articles of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

The holders of the series A preferred stock may not convert the series A preferred stock to the extent that such conversion would result in the holders and their affiliates owning more than 9.99% of our outstanding common stock. This limitation may not be amended or waived; provided, that the limitation does not supply with respect to a change of control. The shares of series A preferred stock are automatically converted upon a change of control, as defined in the certificate of designation.

The warrants that are held by the selling shareholders are described under “Selling Shareholders – August 2009 Private Placement.”

The Nevada General Corporation Law

We are incorporated in Nevada and are subject to the provisions of the Nevada General Corporation Law. Under certain circumstances, the following selected provisions may delay or make more difficult acquisitions or changes of control. Our articles of incorporation and by-laws do not exclude us from such provisions. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Restrictions on Control Share Acquisitions

Sections 78.378 to 78.3793 of the Nevada General Corporation Law relate to acquisitions of control of an issuing corporation, which is defined as a Nevada corporation that has 200 or more shareholders, at least 100 of whom have addresses in Nevada appearing on our stock ledger. These provisions will not apply unless we meet the definition of an issuing corporation.

Under these provisions, an acquiring person who acquires a controlling interest in an issuing corporation and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred upon them by a resolution of the shareholders of the corporation, approved by a majority of the voting power at a special or annual meeting of the shareholders, with the votes of interested shareholders not counted. The meeting of shareholders is held upon the request and at the expense of the acquiring person.

In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand. A controlling interest means the ownership of outstanding voting shares sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested shareholders as each threshold is reached and/or exceeded.

These provisions do not apply if the articles of incorporation or bylaws in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply.

Restrictions on Certain Business Combinations

Sections 78.411 to 78.444 of the Nevada General Corporation Law restrict the ability of a resident domestic corporation to engage in any combination with an interested shareholder for three years after the interested shareholder’s acquisition of the shares that cause such shareholder to become an interested shareholder, unless the combination or the purchase of shares by the interested shareholder that cause such shareholder to become an interested shareholder is approved by our the company’s board of directors before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the three-year period only if such shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria.

For purposes of the above provisions, a resident domestic corporation is a Nevada public corporation that has 200 or more shareholders and an interested shareholder is any person, other than the company and its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the company or (ii) an affiliate or associate of the company and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the company.

These restrictions do not apply to corporations that elect in a charter amendment approved by a majority of the disinterested shares to be excluded from these provisions. Such an amendment would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Our articles of incorporation and bylaws do not exclude us from the restrictions imposed by such provisions

Articles of Incorporation Provisions Relating to Control Share Acquisitions and Restrictions of Business Combinations

In March 2009, we amended our articles of incorporation to elect not to be governed by the terms and provisions of Sections 78.378 through 78.3793 and 78.411 through 78.444 of the Nevada Revised Statutes. As a result, the discussion under “Description of Capital Stock – Restrictions on Control Share Acquisitions” and “Description of Capital Stock – Restrictions on Certain Business Combinations” do not apply to us.

EXPERTS

Our consolidated financial statements at December 31, 2008 and 2007 and for the years then ended have been audited by Kabani & Company, Inc. and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed on by Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006.

HOW TO GET MORE INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s offices at public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

SINO GREEN LAND CORPORATION AND SUBSIDIARIES

SINO GREEN LAND CORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008

	SEPTEMBER 30, 2009	DECEMBER 31, 2008
ASSETS

Current Assets
Cash and cash equivalents	$1,289,297	$544,860
Accounts receivable, net	184,582	200,731
Due from related parties	242,042	352,799
Inventories	13,587	16,931
Other current assets	380,010	58,046
Total Current Assets	2,109,518	1,173,366

Property and Equipment, net	79,195	139,765

Advances for construction	2,433,990	497,568

Long-term Prepayments	19,013,617	16,258,707

Total Assets	$23,636,319	$18,069,406

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$920,082	$1,529,787
Advances from customers	48,833	56,443
Due to related parties	397,418	129,444
Due to shareholders	101,876	-
Convertible debenture	-	313,627
Total Current Liabilities	1,468,209	2,029,300

Shareholders' Equity
Preferred stock, $0.001 par value, 20,000,000 shares authorized, 1,000,000 and 0 share issued and outstanding as of September 30, 2009 and December 31, 2008	1,000	-
Common stock, $0.001 par value, 780,000,000 shares authorized, 104,943,337 and 81,648,554 issued and outstanding as of September 30, 2009 and December 31, 2008	104,943	81,649
Common stock to be issued, 33,333.33 shares to be issued, par value $0.001 per share as of September 30, 2009	33	-
Additional Paid-in capital	8,434,733	5,419,351
Other comprehensive income	915,988	1,075,973
Retained earnings	12,711,412	9,463,134
Total shareholders' equity	22,168,109	16,040,107

Total Liabilities and Stockholders' Equity	$23,636,319	$18,069,406

The accompanying notes are integral part of these unaudited consolidated financial statements.

SINO GREEN LAND CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(UNAUDITED)

	Nine Months Ended September 30,
	2009	2008

Net sales	$71,460,013	$57,667,879

Cost of goods sold	63,474,265	51,344,940

Gross profit	7,985,748	6,322,939

Operating expenses
Selling expenses	2,123,930	1,028,279
General and administrative expenses	1,872,246	807,295
Total operating expenses	3,996,177	1,835,574

Operating income	3,989,571	4,487,365

Other income(expense)
Interest income (expenses), net	(475,793)	(40,258)
Beneficial conversion feature expense	(153,425)	(275,048)
Others, net	(2,122)	19,088
Total other income	(631,340)	(296,218)

Net income	3,358,231	4,191,146

Dividend required for preferred stockholders	109,952	-

Net income available to common shareholders	3,248,279	4,191,146

Other comprehensive income (loss)
Foreign currency translation gain (loss)	(159,985)	833,427

Comprehensive income	$3,088,294	$5,024,573

Net income per share
Basic	$0.038	$0.051
Diluted	$0.030	$0.051

Weighted average number of shares outstanding
Basic	84,644,460	81,648,554
Diluted	111,515,489	81,648,554

The accompanying notes are integral part of these unaudited consolidated financial statements.

SINO GREEN LAND CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(UNAUDITED)

	SEPTEMBER 30,
	2009	2008
Cash flows from operating activities
Net income	$3,358,231	$4,191,146
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation	60,647	58,625
Bad debt expense recovery	-	(47,586)
Amortization	633,734	382,212
Expense warrants	290,091	-
Amortization of the stock award for director	9,633	-
Stock award to be issued to director	33	-
Beneficial conversion feature	153,425	275,048
Decrease / (Increase) in current assets
Accounts receivable	16,301	38,690
Other receivable	(322,291)	-
Inventories	3,355	28,733
Other current assets	544	11,979
Increase in current liabilities
Accounts payable & accrued expense	(463,324)	151,959
Advances from customer	(7,651)	(14,780)
Tax payables	318	-
Other payables	(52,466)	-

Net cash provided by operating activities	3,680,580	5,076,025

Cash flows from investing activities
Acquisation of plant, property, and equipment	-	(4,207)
Advances for construction	(1,935,079)	(20,553)
Due from related parties	-	(51,661)
Increase in long-term prepaid expense	(3,373,918)	(5,413,252)

Net cash used in investing activities	(5,308,997)	(5,489,672)

Cash flows from financing activities
Proceeds from (payments to) issuance of convertible notes	(502,684)	293,101
Proceeds from issuance of preferred stock	1,000	-
Proceeds from issuance of common stock	2,629,000	-
Due to related parties	480,484	-
Net cash provided by financing activities	2,607,800	293,101

Effect of exchange rate change on cash and cash equivalents	(234,945)	(24,088)

Net increase in cash and cash equivalents	744,437	(144,634)

Cash and cash equivalents, beginning balance	544,860	443,046
Cash and cash equivalents, ending balance	$1,289,297	$298,412

Supplement disclosure of cash flow information
Interest expense paid	$105,069	$-
Income taxes paid	$3,619	$-

The accompanying notes are integral part of these unaudited consolidated financial statements.

SINO GREEN LAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Sino Green Land Corporation (the “Company”) was incorporated in Nevada in March 2008 under the name of Henry County Plywood Corporation, as the successor by merger to a Virginia corporation organized in May 1948 under the same name.  On March 23, 2009, the Company’s corporate name was changed to Sino Green Land Corporation.

The Company, through its Chinese operating subsidiaries, Zhuhai Organic Region Modern Agriculture Ltd. (“Zhuhai Organic”) and Guangzhou Organic Region Agriculture Ltd. (“Guangzhou Organic”), is engaged in the wholesale distribution, marketing and sales of premium fruits through wholesale centers and to supermarkets in China.

On January 15, 2009, the Company entered into a share exchange agreement with Organic Region Group Limited (“Organic Region”), its stockholders and its wholly owned subsidiaries, Zhuhai Organic, Guangzhou Organic, Fuji Sunrise International Enterprises Limited (“Fuji Sunrise”), Southern International Develop Limited (“Southern International”) and HK Organic Region Limited (“HK Organic”).  Pursuant to the share exchange agreement and a related agreement with the Company’s two former principal stockholders:

•
The Company issued to the former stockholders of Organic Region a total of 81,648,554 shares of common stock, constituting approximately 98% of our outstanding stock, in exchange for all of the capital stock of Organic Region; and

•
Our former majority stockholders sold to the Company 1,666,298 shares of common stock, representing 50% of the then outstanding shares, for $500,000 non-interest bearing convertible promissory notes.  The Company cancelled these shares.  As of April 27, 2009, the Company had paid the principal and accrued interest on the notes in full and had no further obligations to the former majority stockholders.

Prior to the closing of these transactions, the Company, then known as Henry County Plywood Corporation, was not engaged in any business activity and was considered a blank-check shell company.

The Company is the sole stockholder of Organic Region, a British Virgin Islands corporation which was incorporated on January 30, 2003.  Organic Region is the sole stockholders of five limited liability companies organized under the laws of the People’s Republic of China, each of which is a wholly foreign-owned entity, known as a WFOE:  Zhuhai Organic, Guangzhou Organic, Fuji Sunrise, Southern International and HK Organic.

Under generally accepted accounting principles, the acquisition by the Company of Organic Region is equivalent to the acquisition by Organic Region of the Company, then known as Henry County Plywood Corporation, with the issuance of stock by Organic Region for the net monetary assets of the Company.  This transaction is reflected as a recapitalization, and is accounted for as a change in capital structure.  Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition. Under reverse acquisition accounting, the comparative historical financial statements of the Company, as the legal acquirer, are those of the accounting acquirer, Organic Region.   The accompanying financial statements reflect the recapitalization of the stockholders’ equity as if the transactions occurred as of the beginning of the first period presented.  Thus, only the 81,648,554 shares of common stock issued to the former Organic Region stockholders are deemed to be outstanding for all periods reported prior to the date of the reverse acquisition.   As a result of the reverse acquisition effected by the share exchange agreement, the Company’s business has become the business of the Organic Region.  The 1,666,297 shares of common stock that were outstanding on January 15, 2009, net of the 1,666,298 shares that were purchased by the Company and cancelled, are treated as if they were issued on January 15, 2009, as part of a recapitalization.

Zhuhai Organic was formed by a British Virgin Islands corporation known as Nature Institution Group Ltd. (“NI Group”) on January 3, 2004, and Guangzhou Organic was formed by NI Group on September 24, 2004.  On December 31, 2007, NI Group transferred to Organic Region all of the stock of Zhuhai Organic for $5,000,000 and all of the stock of Guangzhou Organic for no consideration since Guangzhou Organic had negative equity.  At the time of the transfer, NI Group had made the required capital contributions to both Zhuhai Organic and Guangzhou Organic.  At the time of the transfer, one of NI Group’s stockholders, who held a 13.5% interest in NI Group, was also a 50% stockholder in Organic Region.  As a result, the acquisitions were accounted for at historical cost in a manner similar to that used in pooling of interests method since the two acquisitions represented transactions between related parties. The amount by which the purchase price exceeded the value of the assets of Zhuhai Organic and Guangzhou Organic, which was $365,755, was recorded as deemed dividend to the stockholder.

The Company has an exclusive agreement with the Company’s chief operating officer, who is the owner and holder of the business license for Guangzhou Greenland Co. Ltd. (“Guangzhou Greenland”).  Pursuant to this agreement, Organic Region provides consulting services, including business operations, human resources and research and development services, to Mr. Luo with respect to Guangzhou Greenland to enable Guangzhou Greenland to operate the fruit trading business in China.  In exchange for such services, Mr. Luo agreed to pay a consulting services fee to Organic Region equal to all of the revenues obtained by Guangzhou Greenland. The agreement gave the Company the ability to substantially influence Guangzhou Greenland’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring stockholder approval. Mr. Luo also irrevocably granted the Company an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Guangzhou Greenland and agreed to entrust all the rights to exercise voting power to the person appointed by the Company. Guangzhou Greenland is considered a variable interest entity under ASC 810 (Originally issued as FIN 46R), and its financial statements are included in our consolidated financial statements.  Substantially all of the Company’s revenue is derived from the business of Guangzhou Greenland.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Unaudited Interim Financial Information

The accompanying unaudited financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information required by generally accepted accounting principles for audited financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results for any future period. These statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended December 31, 2008. The results of the nine month period ended September 30, 2009 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2009. Certain reclassifications have been made to the December 31, 2008 financial statements to conform to the September 30, 2009 presentation. Such reclassifications are not material.

b. Principle of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Zhuhai Organic and Guangzhou Organic, Fuji Sunrise, HK Organic and Southern International, together with its 100% Variable Interest Entity (VIE), Guangzhou Greenland. All significant inter-company accounts and transactions have been eliminated in consolidation.

In accordance with ASC 810 (Originally issued as Financial Interpretation No. 46R, Consolidation of Variable Interest Entities “FIN 46R”), VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

On January 1, 2005, Organic Region entered into exclusive arrangements with Mr. Xiong Luo, who is presently the Company’s chief operating officer and who holds the business license for Guangzhou Greenland, that give the Company the ability to substantially influence Guangzhou Greenland’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result, the Company consolidates the financial results of Guangzhou Greenland as variable interest entity pursuant to ASC 810 (Originally issued as Financial Interpretation No. 46R, Consolidation of Variable Interest Entities “FIN 46R”).

a.	Guangzhou Greenland holds the licenses necessary to operate its fruit trading business in China.

b.
The Company provides the exclusive privilege to purchase the fruit and vegetables and other general business operation services to Guangzhou Greenland in return for a consulting services fee which is equal to Guangzhou Greenland’s revenue.

c.
Mr. Xiong Luo irrevocably granted the Company an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Guangzhou Greenland and agreed to entrust all the rights to exercise his voting power to the person appointed by the Company.

c. Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

d. Accounts receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of September 30, 2009 and December 31, 2008, the Company had accounts receivable, of $184,582 and $200,731, net of allowance for bad debts in the amount of $63,202 and $9,264, respectively.

e. Other current assets

Other current assets, valued at $380,010 as of September 30, 2009, mainly included an unsecured loan receivable in the amount of $293,384, at an interest rate of 5.53%, from an unrelated party.  This loan is due in January 2010 and relates to a loan made to the local fruit association in connection with the construction of a seeding lab for emperor bananas.  The interest expense for the nine months ended September 30, 2009 for this receivable is immaterial.

f. Advances to suppliers

The Company provides advances to certain vendors for purchase of its products. As of September 30, 2009 and December 31, 2008, the advances to suppliers amounted to $2,433,990 and $497,568, respectively.

g. Property and equipment

Property and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant, property, and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets: 5 to 10 years for manufacturing machinery, 5 years for office equipment, and 5 years for motor vehicle.

h. Revenue recognition

The Company’s revenue recognition policies are in compliance with ASC 605 (Originally issued as Staff Accounting Bulletin (SAB) 104). Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Sales

Revenues from the sale of products are recognized at the point of sale of the Company’s products. Discounts provided to customers by the Company at the time of sale are recognized as a reduction in sales as the products are sold. Sales taxes are not recorded as a component of sales.

Cost of Goods Sold

The “Cost of Goods Sold” line item of the Consolidated Statements of Income includes product costs, net of discounts and allowances. Discounts provided to the Company by vendors at the time of purchase are recognized as a reduction in inventory cost as the products are delivered.

All other costs, including warehousing costs, transportation costs, salaries, rent expense and depreciation expense, are shown separately in Selling Expense or General and Administrative Expense in the Consolidated Statements of Incomes.

i. Income taxes

The Company utilizes ASC 740 (Originally issued as SFAS No. 109, “Accounting for Income Taxes”), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company records a valuation allowance for deferred tax assets, if any, based on its estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase the Company net income when those events occur. The Company does not have any significant deferred tax asset or liabilities in the PRC tax jurisdiction.

j. Income per share of common stock

Basic net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Potentially dilutive common shares consist of common stock issuable upon the conversion of the outstanding shares of Series A preferred stock (using the if-converted method) and common stock warrants (using the treasury stock method).  The following table presents a reconciliation of basic and diluted net income per share (in thousands, except per share amounts):

	Nine Months Ended September 30,
	2009	2008
Net income available to common shareholders	$3,248	$4,191
Weighted average shares of common stock outstanding	84,644	81,649
Diluted effect of warrants, options, and preferred stock	26,871	-
Weighted average shares of common stock – diluted	111,515	81,649
Net income available per share of common stock – basic	$0.04	$0.05
Net income per share of common stock -- diluted	$0.03	$0.05

The warrants that were issued by Organic Region in April 2008 and assumed by the Company in connection with the reverse acquisition, are reflected in the number of diluted shares as 2,207,607 shares for the nine months ended September 30, 2009.

Effective August 3, 2009, the Company issued warrants to purchase 13,612,120 shares of the Company’s common stock. 10,145,454 of the warrants are exercisable at $0.11 per share and 3,466,666 of the warrants are exercisable at $0.15 per share, each at any time and from time to time through August 3, 2011.The average stock price for the nine months ended September 30, 2009 was $0.1361 per share. The warrants which are exercisable at $0.11 per share had a dilutive effect of 1,943,422 shares in the nine months ended September 30, 2009. The warrants which are exercisable at $0.25 per share had no dilutive effect.

On August 7, 2009, the Company entered into a Series A Convertible Preferred Stock and Warrant Purchase Agreement (the "Agreement") with several accredited investors (collectively, the "Investors") for the issuance and sale of shares of the Company’s Series A Convertible Preferred Stock (the "Preferred Stock"). In accordance with the agreement, the Company issued an aggregate of 1,000,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share at a purchase price of $1.00 per share. Each share of Preferred Stock is convertible into shares of the Company’s common stock at a price per share of $0.088, subject to certain adjustments.The preferred stock had a dilutive effect of 11,360,000 shares in the nine and three months ended September 30, 2009, respectively.

On August 7, 2009, the Company issued Series A warrants to purchase an aggregate of 10,000,000 shares of common stock, exercisable at $0.14 per share and an aggregate of 10,000,000 shares of common stock, exercisable at $0.25 per share at any time and from time to time through August 7, 2014. The exercise price of the Series A Warrants is subject to certain adjustments. The average stock price for the nine months ended September 30, 2009 was $0.1361 per share. None of these warrants had a dilutive effect.

On August 9, 2009, the Company has issued an option to acquire 1,000,000 shares of Series A Convertible Preferred Stock. Such option expires on February 10, 2010, unless extended by the Company. The option had a dilutive effect of 11,360,000 shares in the nine months ended September 30, 2009.

k. Foreign currency translation

The Company uses the United States dollar for financial reporting purposes. The Company’s subsidiaries maintain their books and records in their functional currency - Chinese Yuan Renminbi (CNY), being the primary currency of the economic environment in which their operations are conducted. Such financial statements were translated into United States dollars in accordance with ASC 830 (Originally issued as Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation”). According to the Statement, all assets and liabilities are translated at the current exchange rate, stockholder’s equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with ASC 220 (Originally issued as SFAS No. 130, “Reporting Comprehensive Income”) as a component of shareholders’ equity.

l. Fair values of financial instruments

ASC 825 (Originally issued as Statement of Financial Accounting Standard No. 107, “Disclosures about Fair Value of Financial Instruments”) requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, other receivables, advances to suppliers, accounts payable and other payables.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

m. Segment reporting

ASC 280 (Originally issued as Statement of Financial Accounting Standards No. 131, “SFAS 131”), “Disclosure about Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

ASC 280 (Originally issued as SFAS No. 131) has no effect on the Company’s consolidated financial statements as the Company operates in one reportable business segment.

n. Subsequent Events.

For purposes of determining whether a post-balance sheet event should be evaluated to determine whether it has an effect on the financial statements for the period ending June 30, 2009 pursuant to ASC 855(Originally issued as SFAS No. 165), subsequent events were evaluated by the Company as of August 12, 2009, the date on which the Form 10-Q, which included the unaudited consolidated financial statements at and for the quarter ended June 30, 2009, was available to be issued.

o. Recent Accounting Pronouncements

In June 2009, the FASB issued ASC 105 (previously SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles ("GAAP") - a replacement of FASB Statement No. 162), which will become the source of authoritative accounting principles generally accepted in the United States recognized by the FASB to be applied to nongovernmental entities. The Codification is effective in the third quarter of 2009, and accordingly, the Quarterly Report on Form 10-Q for the quarter ending September 30, 2009 and all subsequent public filings will reference the Codification as the sole source of authoritative literature. The Company does not believe that this will have a material effect on its consolidated financial statements.

In June 2009, the FASB issued ASC 855 (previously SFAS No. 165, Subsequent Events), which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or available to be issued. It is effective for interim and annual periods ending after June 15, 2009. There was no material impact upon the adoption of this standard on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC 860 (previously SFAS No. 166, “Accounting for Transfers of Financial Assets”) , which requires additional information regarding transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe this pronouncement will impact its financial statements.

In June 2009, the FASB issued ASC 810 (previously SFAS No. 167) for determining whether to consolidate a variable interest entity. These amended standards eliminate a mandatory quantitative approach to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity in favor of a qualitatively focused analysis, and require an ongoing reassessment of whether an entity is the primary beneficiary. These amended standards are effective for us beginning in the first quarter of fiscal year 2010 and we are currently evaluating the impact that adoption will have on our consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, which amends ASC Topic 820, Measuring Liabilities at Fair Value, which provides additional guidance on the measurement of liabilities at fair value. These amended standards clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, we are required to use the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities, or quoted prices for similar liabilities when traded as assets. If these quoted prices are not available, we are required to use another valuation technique, such as an income approach or a market approach. These amended standards are effective for us beginning in the fourth quarter of fiscal year 2009 and are not expected to have a significant impact on our consolidated financial statements.

3. PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following as of September 30, 2009 and December 31, 2008:

	September 30,	December 31,
	2009	2008
Manufacturing machinery	$405,019	$411,299
Office equipment	40,707	38,037
Motor vehicle	24,215	17,589

Less: Accumulated Depreciation	(390,746)	(327,160)
Property & Equipment, net	$79,195	$139,765

Depreciation expenses for the three month periods ended September 30, 2009 and 2008 were $18,559 and $18,141 respectively. Depreciation expenses for the nine month periods ended September 30, 2009 and 2008 were $60,647 and $58,625 respectively.

4. DUE FROM/(TO) RELATED PARTIES

Amounts due from related parties amounted to $2,164,247 and $352,799 as of September 30, 2009 and December 31, 2008, respectively. The Company has a balance due from one company who is under common control with the Company, amounting to $242,042 and $352,799 as of September 30, 2009 and December 31, 2008, respectively. The amount due is interest free, unsecured and due on demand.

The Company has a balance due to the companies which are under common control with the Company. The amounts were $397,418 and $129,444 as of September 30, 2009 and December 31, 2008, respectively. The amounts due are interest free, unsecured and due on demand.

The Company has a balance due to shareholders amounting to $101,876 and $0 as of September 30, 2009 and December 31, 2008, respectively. The amount due is interest free, unsecured and due on demand.

On January 15, 2009, in connection with the reverse acquisition described in Note 1, the Company entered into a redemption agreement with Michael Friess and Sanford Schwartz, who were the Company’s majority stockholders, whereby these stockholders surrendered an aggregate of 1,666,298 shares of common stock for redemption in exchange for the issuance of non-interest bearing convertible promissory notes in the aggregate principal amount of $500,000. The principal and accrued interest of the Notes were payable on March 31, 2009. On March 31, 2009, the Company entered into an oral agreement with these stockholders, pursuant to which the Company paid them $250,000 and agreed to pay them the remaining $250,000 on or before April 30, 2009, without penalty. The Company paid the remaining $250,000 on April 27, 2009.

5. LONG-TERM PREPAYMENTS

Guangzhou Greenland has entered into fourteen land lease and developing agreements with a number of farming cooperatives since 2005. The farming cooperatives are authorized to manage and plant the lands by Guangzhou Greenland who in return has the priority to purchase the agricultural products at fair market price. The agreements have terms of 25 years with various due dates.  The payments for the entire 25-year term is payable in full at the inception of the agreements.

Guangzhou Greenland uses the straight-line method to amortize the long-term prepayments over the life of the contracts. As of September 30, 2009 and December 31, 2008, the Company has long-term prepayments (net) in the amount of $19,013,617 and $16,258,707, respectively.

The details of long-term prepayments are listed below as of September 30, 2009 and December 31, 2008:

	September 30,	December 31,
	2009	2008
Long-term prepayment –cost	$20,765,212	$17,450,561
Accumulated amortization	(1,726,565)	(1,191,854)
Net	$19,013,617	$16,258,707

Amortization expenses for the nine months ended September 30, 2009 and 2008 were $633,734 and $382,212, respectively. Amortization expenses for the three months ended September 30, 2009 and 2008 were $284,018 and $228,051, respectively.

Amortization expenses for the next five years after September 30, 2009 are as follows:

Twelve months ending September 30,
2010	$831,469
2011	831,469
2012	831,469
2013	831,469
2014	831,469
After	14,856,272
Total	$19,013,617

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses comprised the following as of September 30, 2009 and December 31, 2008:

	September 30,	December 31,
	2009	2008
Accounts payable	$381,623	$804,438
Accrued payroll	98,364	90,916
Accrued expenses	415,822	557,692
Other payable	24,306	76,741
	$920,115	$1,529,787

7. SHORT TERM CONVERTIBLE NOTES

On April 23, 2008, Organic Region issued four 18% convertible notes to various investors in the total amount of $500,000. The notes were due on April 23, 2009. In addition, Organic Region also issued to the investors warrants that were to be assumed by the Company upon the completion of the reverse acquisition. The warrants are exercisable after the consummation of the Company’s going public transaction per the term of warrant agreements.

As part of the transaction in which Organic Region issued its 18% convertible notes in the principal amount of $500,000, Organic Region issued warrants to purchase such number of shares of common stock to be determined by a formula based on a future financing after the reverse acquisition.  The warrants are assumed by the Company.  The Holder shall be entitled to purchase up to $500,000 of securities at a per share price equal to 115% of the lowest cash price paid in a financing, which is defined as the consummation of one or more equity financings by the Company with aggregate proceeds of at least $3,000,000.  See Note 8 for information with respect to financing which were completed in August 2009.

Pursuant to ASC 815 (Originally issued as EITF 00-19, paragraph 4), these convertible notes do not meet the definition of a “conventional convertible debt instrument” since the outstanding principal plus all interest accrued, at the holder’s option, may be converted on the maturity date, into shares of the issuer’s equity securities if going public transaction does not consummate on or before the maturity date. Therefore, the convertible debenture is considered “non-conventional,” which means that the conversion feature must be bifurcated from the debt and shown as a separate derivative liability. The fair value of the beneficial conversion feature is adjusted to fair value each balance sheet date with the change being shown as a component of net income.

The fair value of the beneficial conversion feature at the inception of these convertible notes was $363,308. Thus, at issuance, the notes were reflected with a discount of $363,308, which is amortized over the term of the notes.  The notes were paid off and the related debt discounts were written off.

As of December 31, 2008, $313,627 net of debt discount of $153,425 and debt issuance cost of $32,948 was booked as convertible debt. The Company accrued $62,384 interest expenses for the convertible notes as of December 31, 2008.

As of September 30, 2009, $0 was booked as convertible debt.

8. EQUITY TRANSACTIONS

On January 15, 2009, the Company completed the reverse acquisition as described in Note 1.  Pursuant to the share exchange agreement, the Company issued 81,648,554 shares of common stock in exchange for all of the outstanding common stock of Organic Region.

Pursuant to an agreement with an independent director, the Company agreed to pay the director 12,500 shares of common stock every fiscal quarter.  As of September 30, 2009, the Company accrued the value of 33,333 shares, reflecting the shares that were due through September 30, 2009 pursuant to his agreement.

In April, 2009, the Company issued an aggregate of 4,165,742 shares in connection with the termination of two agreements which Organic Region had entered into on January 28, 2008.  Following the issuance of the shares, the Company had no further obligations under either of these agreements.

See Note 7 with respect to the issuance, in April 2008, of the Company’s 18% convertible notes in the total amount of $500,000 and warrants.

Sales of Securities

During August 2009, the Company issued securities in the following transactions:

a. Effective August 3, 2009, the Company entered into a common stock and warrant purchase agreement with the third parties. Pursuant to these agreements, the Company issued an aggregate of 13,129,410 shares at $0.085 per share and 4,333,334 shares at $0.12 per share, for aggregate consideration of $1,636,000. The Company also granted two-year warrants to purchase 10,145,454 shares of common stock at $0.11 per share and 3,466,666 shares of common stock at $0.15 per share. The warrants may be exercised through August 3, 2011.  The warrant  holders have cashless exercise rights. Under the Black-Scholes model, the fair market value of the warrant detached was $523,586 at the grant date.

b. Pursuant to a Series A Convertible Preferred Stock and Warrant Purchase Agreement dated August 7, 2009, with three investors, on August 7, 2009, the Company issued of an aggregate of 1,000,000 shares of the Company’s series A convertible preferred stock, par value $0.001 per share (“series A preferred stock”) and five-year warrants to purchase 10,000,000 shares of common stock at an exercise price of $0.14 per share and 10,000,000 shares of common stock at an exercise price of $0.25 per share, for which the Company received a total of $1,000,000.  The Company also granted the investors an option to purchase up to 1,000,000 additional shares of series A preferred stock at a purchase price of $1.00 per share of series A preferred stock.  Using Black-Scholes pricing model, the fair value of the preferred stock options was $21,689 at the grant date. This option expires on February 10, 2010.

Each share of Series A preferred stock is convertible into 11.36 shares of common stock.  The conversion price is subject to certain adjustments.

The holders of the series A preferred stock have no voting rights.   However, as long as any shares of series A preferred stock are outstanding, the Company shall not, without the affirmative approval of a majority of the holders of the series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter or amend the certificate of designation relating to the series A preferred stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend our articles of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing; provided, however, that any creation or authorization of another series of junior securities shall not be deemed to adversely affect such rights, preferences, privileges of voting powers.

The certificate of designation for the series A preferred stock prohibits the Company from paying dividends on its common stock or redeeming common stock while any shares of series A preferred stock are outstanding.

In the event of liquidation, dissolution or winding up, the holders of the series A preferred stock are to receive a payment of $1.00 per share of series A preferred stock before any distribution is made to the common stock or any securities junior to the series A preferred stock upon liquidation, dissolution or winding up.

The certificate of designation and the warrants provide that those securities may not be exercised or converted if such conversion or exercise would result in the holder and its affiliates having beneficial ownership of more than 9.99% of our outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder.

Pursuant to the series A preferred stock and warrant purchase agreement, in addition to the foregoing and other conditions, we agreed that:

●
The Company would maintain its listing on the OTC Bulletin Board or a national stock exchange; provided that if the Company is are not so listed, as long as the investors owned series A preferred stock, the Company would pay the investors, as liquidated damages, an amount equal to 1% of the purchase price per month, which is $10,000 per month if all of the shares of series A preferred stock are then outstanding, until the stock is again listed on the OTC Bulletin Board or a national stock exchange.

●
The Company would cancel any outstanding preferred stock and, prior to August 7, 2012, not issue additional shares of preferred stock, other than pursuant to the purchase agreement or sales at a price of not less than $0.135 per share on an as-converted basis.

●
The Company would have outstanding convertible debt converted into either a straight loan with a reasonable payment schedule or converted into common stock at a price of not less than $0.085 per share.

●
With certain exceptions, if, prior to August 7, 2011, the Company issues stock at a price less than the conversion price of the series A preferred stock, which is presently $0.088 per share, then the conversion price of the series A preferred stock would be reduced to the lower price at which such shares were sold.

●
If the Company’s net income, as defined, is less than $0.045 per share on a fully-diluted basis, then the conversion price will be reduced by the percentage shortfall, subject to a maximum reduction of 40%.

The following table sets forth the conversion price of the series A preferred stock and exercise price of the warrants if our pre-tax income per share for 2009 is 20% below the threshold (a “20% shortfall”), and 40% below the threshold (a “40% shortfall”) and in each case there were no other events that affected the conversion or exercise price:

	Series A Preferred Stock	$0.14 Warrant	$0.25 Warrant
Unadjusted	$0.088	$0.14	$0.25
20% shortfall	0.0704	0.112	0.20
40% shortfall	0.0528	0.084	0.15

Warrants

All outstanding warrants meet the conditions for equity classification pursuant to ASC 815 (Originally issued as SFAS No. 133 “Accounting for Derivatives”) and ASC 815 (Originally issued as EITF 00-19), “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.” Therefore, these warrants were classified as equity and accounted for as common stock issuance cost.  Under the Black-Scholes pricing model to calculate the fair value of the warrants as of the issuance date and charge it as warrant expense for $290,091, preferred stock dividend $109,952 in nine months ended September 30, 2009 and $0 in the nine month ended September 30, 2008.

			Weighted	Average
	Warrants	Warrants	Average Exercise	Remaining
	Outstanding	Exercisable	Price	Contractual Life
Outstanding, December 31, 2007	-	-	$-	-

Granted	5,115,090	5,115,090	0.098	4

Forfeited	-	-	-	-

Exercised	-	-	-	-

Outstanding, December 31, 2008	5,115,090	5,115,090	0.098	4

Granted	33,612,120	33,612,120	0.16	3.58

Forfeited	-	-	-	-

Exercised	-	-	-	-

Outstanding, September 30, 2009	38,727,210	38,727,210	$0.16	3.622

Stock options

The preferred stock option activity was as follows:

	Options outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value

Outstanding, December 31, 2008	-	-	-

Granted	1,000,000	$1.00	$909,091

Forfeited	-	-	-

Exercised	-	-	-

Outstanding, September 30, 2009	1,000,000	$1.00	$909,091

Following is a summary of the status of preferred stock options outstanding at September 30, 2009:

Outstanding Options			Exercisable Options
Average Exercise Price	Outstanding Options	Average Remaining Contractual Life	Average Exercise Price	Exercisable Options
$1.00	1,000,000	0.43	$1.00	1,000,000

Extension and Payment of Notes

At June 30, 2009, the Company had outstanding its 18% convertible notes in the total amount of $500,000. The notes were initially due on April 23, 2009.  The maturity date was extended to August 2009 and the notes were paid in August 2009.

9. INCOME TAXES

The Company’s operations are conducted solely in the PRC.  It does not conduct any operations in the United States or The British Virgin Islands and is not subject to income tax in either jurisdiction.  For certain operations in PRC, the Company has incurred net accumulated operating losses for income tax purposes. The Company believes that it is more likely than not that these net accumulated operating losses generated in the PRC will not be utilized in the future. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses at these locations as of September 30, 2009 and December 31, 2008. Accordingly, the Company has no net deferred tax assets.

Under the current PRC enterprise income tax law, which became effective January 1, 2008, there is a standard enterprise income tax rate of 25%. The tax holidays that were granted under the former tax law, will continue in effect until they expire.   Guangzhou Greenland has a two year income tax exemption in 2008 and 2009 and will have a 50% tax reduction from 2010 to 2012.

The income tax rate of Xiong Luo, with respect to Guangzhou Greenland , which is part of consolidated financial statement as of September 30, 2009 and December 31, 2008 as a VIE under ASC 810-10 (Originally issued as FIN 46R), is 1.8% of the fixed income amount accounted by the local national tax bureau in which he conducts the businesses.

The provision for income taxes from continuing operations on income consists of the following for the nine months ended September 30, 2009 and 2008:

	2009	2008
PRC Current Income Expense	$-	$-
Total Provision for Income Tax	$-	$-

The following is a reconciliation of the provision for income taxes at the tax rates of BVI and PRC to the income taxes reflected in the Statement of Operations for the nine months ended September 30, 2009 and 2008.

	2009		2008
Tax rate in BVI	0%		0%
Foreign income tax - PRC	25%		33%
Exempt from income tax	(25	% )	(33	% )
Foreign income tax – PRC(VIE)	1.8%		1.8%
Exempt from income tax due to special tax policies	(1.8	% )	(1.8)%
Tax expense at actual rate	0%		0%

10. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company’s operations are conducted exclusively in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy.

Operations of the Company in the PRC are subject to specific considerations and significant risks. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. Results of operations of the company may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

There were no customers who accounted for more than 10% of the total net revenue for the nine month periods ended September 30, 2009 and for the year ended December 31, 2008.

Two vendors provided 55% and 29% of the goods to the Company during the nine month periods ended September 30, 2009. Three vendors provided 91%, 3% and 6% of the goods to the Company during the year ended December 31, 2008. Accounts payable to these vendors amounted $0 and $804,438 on September 30, 2009 and December 31, 2008.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

11. COMMITMENT

Operating Leases

The Company leases various office facilities under operating leases that terminate on various dates.

The Company incurred rent expenses of $28,304 and $27,413 for the three months ended September 30, 2009 and 2008. The Company incurred rent expenses of $84,928 and $79,596 for the nine months ended September 30, 2009 and 2008.

The rent expenses for the next five years after September 30, 2009 are as follows:

Twelve Months Ended September 30,
2010	$113,030
2011	115,162
2012	117,310
2013	119,635
2014	119,635
After	54,559
$639,331

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Organic Region Group Ltd. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Organic Region Group Ltd.  and subsidiaries, as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 2008 and 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Organic Region Group Ltd. and Subsidiaries, as of December 31, 2008 and 2007, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2008 and 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
April 5, 2009

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND 2007

ASSETS
	2008	2007
Current Assets
Cash and cash equivalents	$544,860	$443,046
Accounts receivable, net	200,731	193,296
Advances to suppliers	497,568	19,377
Due from related parties	352,799	163,409
Inventories	16,931	38,460
Other current assets	58,046	46,595
Total Current Assets	1,670,934	904,183

Property and Equipment, net	139,765	204,965

Construction In Progress	-	454,446

Long-term Prepayments	16,258,707	9,558,195

Total Assets	$18,069,406	$11,121,789

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,529,787	$338,968
Advances from customers	56,443	77,854
Due to related parties	129,444	544,023
Convertibel debenture, net	313,627	-
Total Current Liabilities	2,029,300	960,845

Shareholders' Equity
Common stock, $1.00 par value, 50,000 shares authorized, 1,000 shares issued and outstanding as of December 31, 2008 and 2007	1,000	1,000
Additional Paid-in capital	5,500,000	5,000,000
Other comprehensive income	1,075,973	298,178
Retained Earnings	9,463,134	4,861,767
Total shareholders' equity	16,040,107	10,160,945

Total Liabilities and Stockholders' Equity	$18,069,406	$11,121,789

The accompanying notes are integral part of these consolidated financial statements.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

Net sales	$73,562,759	$42,257,427

Cost of goods sold	65,316,620	37,532,325

Gross profit	8,246,140	4,725,102

Operating expenses
Selling expenses	2,139,494	629,467
General and administrative expenses	1,040,453	218,840
Total operating expenses	3,179,946	848,307

Operating income	5,066,193	3,876,795

Other income(expense)
Interest expense	(133,650)	-
Beneficial conversion feature expense	(393,345)	-
Change in derivative liability	46,770	-
Others, net	15,399	3,628
Total other income (expense)	(464,826)	(3,628)
Income before income tax expense	4,601,367	3,880,423

Income tax expense	-	526

Net income	4,601,367	3,879,897

Other comprehensive income
Foreign currency translation gain	777,795	262,980

Comprehensive income	$5,379,162	$4,142,878

Earnings per share:
Basic earnings per share	$4,601	$3,880
Basic weighted average number of shares outstanding	1,000	1,000

The accompanying notes are integral part of these consolidated financial statements.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

			Additional	Other		Total
	Common Stock		Paid	Comprehensive	Retained	Stockholders'
	Shares	Amount	in Capital	Income	Earnings	Equity
Balance as of December 31, 2006	2	$2	$-	$35,198	$1,347,624	$1,382,824
Shares issuance for cash	998	998	-	-	-	998
Deemed dividend on the acquisition of two subsidiaries	-	-	-	-	(365,755)	(365,755)
Contribution by a shareholder	-	-	5,000,000	-	-	5,000,000
Foreign currency translation gain	-	-	-	262,980	-	262,980
Net income for the year ended December 31, 2007	-	-	-	-	3,879,897	3,879,897
Balance as of December 31, 2007	1,000	1,000	5,000,000	298,178	4,861,767	10,160,945
Debt discount on convertible note			500,000			500,000
Foreign currency translation gain	-	-	-	777,795	-	777,795
Net income for the year ended December 31, 2008	-	-	-	-	4,601,367	4,601,367
Balance as of December 31, 2008	1,000	$1,000	$5,500,000	$1,075,973	$9,463,134	$16,040,107

The accompanying notes are integral part of these consolidated financial statements.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
Cash flows from operating activities
Net income	$4,601,367	$3,879,897
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	83,694	12,828
Amortization	508,713	-
Bad debt	-	71,633
Beneficial conversion feature	393,345	-
Change in derivative liability	(46,770)	-
Debt discount (part of interest expense)	71,266	-
Decrease / (Increase) in current assets
Accounts receivable	5,893	(171,443)
Inventories	23,992	(30,016)
Advances to suppliers	(23,745)	(18,584)
Other current assets	(8,160)	(42,244)
Increase in current liabilities
Accounts payable & accrued exp	1,190,819	260,071
Advances from customer	(26,579)	74,669
Tax payables	68	591
Other payables	558,905	17,998
Net cash provided by operating activities	7,332,808	4,055,400

Cash flows from investing activities
Acquisition of plant, property, and equipment	(4,276)	(161,579)
Additions to construction in progress	-	(435,852)
Long-term prepaid expense	(7,209,225)	(9,167,111)
Net cash used in investing activities	(7,213,501)	(9,764,541)

Cash flows from financing activities
Deemed dividend	-	(365,755)
Contribution from shareholder	-	5,000,000
Issuance of convertible note	500,000	-
Proceed from share issuance	-	998
Payments to related parties	(603,970)	1,461,699
Net cash provided by (used in) financing activities	(103,970)	6,096,943

Effect of exchange rate change on cash and cash equivalents	86,476	(167,589)
Net increase in cash and cash equivalents	101,814	220,213

Cash and cash equivalents, beginning balance	443,046	222,833
Cash and cash equivalents, ending balance	$544,860	$443,046

Supplement disclosure of cash flow information
Interest expense paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are integral part of these consolidated financial statements.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.           ORGANIZATION AND DESCRIPTION OF BUSINESS

Organic Region Group ltd. (the "Company") was incorporated in The British Virgin Islands on January 30, 2003.

On July 20, 2004, an individual was issued a Business License by local government which permits a business to operate as an Individual Business Entity under the name of “GuangZhou Greenland”. Under Chinese law, an Individual Business Entity is treated as a separate legal entity with status separate and distinct from a natural person.

On January 1, 2005, the Company entered into exclusive arrangements with Guangzhou Greenland that give the Company the ability to substantially influence Guangzhou Greenland’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result, the Company consolidated the financial results of Guangzhou Greenland as variable interest entity pursuant to Financial Interpretation No. 46R, “Consolidation of Variable Interest Entities” for the years ended December 31, 2008 and 2007 in the accompanying financial statements.

Nature Institution Group Ltd. (“NI Group”) was incorporated in The British Virgin Islands on January 2, 2003.

Zhuhai Greenland Contemporary Agriculture Ltd. (“Zhuhai Greenland) was founded in Guangdong province, China as a wholly owned subsidiary of NI Group on January 3, 2004, with a registered capital of $5,000,000 settled on a three-stage installment arrangement, also a further capital subscription of $1,500,000. The company is involved in retailing and wholesaling of agricultural products, developing ecological agriculture and agricultural sciences as well as environmental protection.

On September 24, 2004 Nature Institution Group Ltd. invested in another entity - Guangzhou Greenland Agriculture Ltd (“GZ Greenland Agriculture”) in Guangdong province, China, GZ Greenland Agriculture, which is dedicated to the contemporary agricultural products processing, researching, production and marketing with registered capital of $500,000.

On December 31, 2007, an agreement was signed between the Company and NI Group under which the Company acquired the 100% ownership of Zhuhai Greenland from NI Group in the amount of $5,000,000. The transaction consummated on December 31, 2007.

The Company and NI Group reached another agreement on November 13, 2007, under which, NI Group transferred 100% ownership of GZ Greenland Agriculture to the Company for no additional Compensation since GZ Greenland Agriculture had negative equity as of the contract date.. The transaction was consummated on December 31, 2007.

One shareholder of NI Group who had 13.5% ownership was the 50% shareholder of the Company before the Company acquired two subsidiaries from NI Group on 2007. This acquisition was accounted for at historical cost in a manner similar to that in pooling of interests method since the two acquisitions represented transactions between related parties. The shortage of historical value of the assets over purchase price consideration has been recorded as deemed dividend to the shareholders. As of December 31, 2007, Zhuhai Greeland and GZ Greenland Agriculture are two wholly owned subsidiaries of the Company.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company also own the following three companies: Fuji Sunrise International Enterprises Limited, a BVI company; HK Organic Region Limited, a Hong Kong company; and Southern International Develop Limited, a BVI company. These are wholly owned subsidiaries of the Company having no operations at the date of this report.

2.           BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.           Principle of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Zhuhai Greeland, GZ Greenland Agriculture, Fuji Sunrise International Enterprises Limited, HK Organic Region Limited, Southern International Develop Limited together with its 100% Variable Interest Entity (VIE), Guangzhou Greenland. All significant inter-company accounts and transactions have been eliminated in consolidation.

In accordance with Financial Interpretation No. 46R, Consolidation of Variable Interest Entities ("FIN 46R"), VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

On January 1, 2005, the Company entered into exclusive arrangements with Guangzhou Greenland that give us the ability to substantially influence Guangzhou Greenland’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result, the Company consolidates the financial results of Guangzhou Greenland as variable interest entity pursuant to Financial Interpretation No. 46R, “Consolidation of Variable Interest Entities.”

a.	Guangzhou Greenland holds the licenses necessary to operate its fruit trading business in China.

b.
The Company provides exclusive the privilege to purchase the fruit and vegetables and other general business operation services to Guangzhou Greenland in return for a consulting services fee which is equal to Guangzhou Greenland’s revenue.

c.
Irrevocably granted the Company an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Guangzhou Greenland and agrees to entrust all the rights to exercise their voting power to the person appointed by the Company.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

b.           Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

c.           Cash and cash equivalents

The Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

d.           Accounts receivable

The Company's policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of December 31, 2008 and December 31, 2007, the Company had accounts receivables, of $200,731 and $193,296 net of allowance for bad debts in the amount of $9,264 and $71,633, respectively.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

e.           Advances to suppliers

The Company provides advances to certain vendors for purchase of its products. As of December 31, 2008 and December 31, 2007, the advances to suppliers amounted to $497,568 and $19,377, respectively.

f             Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market value. Management compares the cost of inventories with market value and an allowance is provided to reduce the value of inventories to their net market value.

Inventories consisted of vegetables and fruits in the amount of $16,931 and $38,460 as of December 31, 2008 and December 31, 2007, respectively.

g.           Property and equipment

Property and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant, property, and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets: 5 to 10 years for manufacturing machinery, 5 years for office equipment, and 5 years for motor vehicle.

h.           Impairment

The Company applies the provisions of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), issued by the Financial Accounting Standards Board ("FASB"). FAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets for the years ended December 31, 2008 and 2007.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

i.            Revenue recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Sales

Revenues from the sale of products are recognized at the point of sale of the Company’s products. Discounts provided to customers by the Company at the time of sale are recognized as a reduction in sales as the products are sold. Discounts provided by vendors are not recognized as a reduction in sales provided the coupons are redeemable at any retailer that accepts coupons. Sales taxes are not recorded as a component of sales.

Cost of Good Sold

The “Cost of Good Sold” line item of the Consolidated Statements of Income includes product costs, net of discounts and allowances. Discounts provided to the Company by vendors at the time of purchase are recognized as a reduction in inventory cost as the products are delivered.

All other costs, including warehousing costs, transportation costs; salaries, rent expense and depreciation expense, are shown separately in Selling Expense or General and Administrative Expense in the Consolidated Statements of Incomes.

j.             Income taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company records a valuation allowance for deferred tax assets, if any, based on its estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase the Company net income when those events occur. The Company does not have any significant deferred tax asset or liabilities in the PRC tax jurisdiction.

k.           Foreign currency translation

The Company uses the United States dollar ("USD" or “US$”) for financial reporting purposes. The Company's subsidiaries maintain their books and records in their functional currency -Chinese Yuan Renminbi (CNY), being the primary currency of the economic environment in which their operations are conducted. Such financial statements were translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation”. According to the Statement, all assets and liabilities are translated at the current exchange rate, stockholder’s equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income” as a component of shareholders’ equity.

l.            Fair values of financial instruments

Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

The Company's financial instruments primarily consist of cash and cash equivalents, accounts receivable, other receivables, advances to suppliers, accounts payable and other payables.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

m.          Segment reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS No. 131 has no effect on the Company's consolidated financial statements as the Company operates in one reportable business segment.

n.           Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

o.           Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company’s fiscal year beginning January 1, 2009. Management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement replaces SFAS No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company’s fiscal year beginning October 1, 2009. While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions after December 31, 2008.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 19, 2008, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. "Use and complexity of derivative instruments and hedging activities have increased significantly over the past several years. This has led to concerns among investors that the existing disclosure requirements in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, do not provide enough information about how these instruments and activities affect the entity’s financial position and performance," explained Kevin Stoklosa, project manager. "By requiring additional information about how and why derivative instruments are being used, the new standard gives investors better information upon which to base their decisions." The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. FASB Statement No. 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk–related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. Management is currently evaluating the effect of this pronouncement on financial statements.

In May 2008, FSAB issued SFASB No.162, The Hierarchy of Generally Accepted Accounting Principles. The pronouncement mandates the GAAP hierarchy reside in the accounting literature as opposed to the audit literature. This has the practical impact of elevating FASB Statements of Financial Accounting Concepts in the GAAP hierarchy. This pronouncement will become effective 60 days following SEC approval. The company does not believe this pronouncement will impact its financial statements.

In May of 2008, FASB issued SFASB No. 163, Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60. The scope of the statement is limited to financial guarantee insurance (and reinsurance) contracts. The pronouncement is effective for fiscal years beginning after December 31,2008. The company does not believe this pronouncement will impact its financial statements.

3.           EQUIPMENT, NET

Property and equipment consist of the following as of December 31, 2008 and December 31, 2007:

	12-31-2008	12-31-2007
Manufacturing machinery	$411,299	$378,500
Office equipment	38,037	37,723
Motor vehicle	17,589	16,451
Less: Accumulated Depreciation	(327,160)	(227,709)
Equipment, net	$139,765	$204,965

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation expenses for the nine month periods ended December 31, 2008 and 2007 were $83,694 and $12,828respectively.

4.           DUE FROM/(TO) RELATED PARTIES

As of December 31, 2008, the Company had a balance due from one company who is under common control amounting $352,799. The amount due is interest free, unsecured and due on demand.

The Company had due to related parties amounting of $129,444 to two companies which are under common control as of December 31, 2008. The amount due is interest free, unsecured and due on demand. The Company

As of December 31, 2007, the Company had a balance due from one company which was under common control amounting to $163,409. The amount due is interest free, unsecured and due on demand. The Company owed $544,023 to two companies which were under common control as of December 31, 2007. The amount due is interest free, unsecured and due on demand.

5.           LONG-TERM PREPAYMENTS

GZ Greenland Agriculture has entered in to seven land leasing and developing agreements with various parties since 2005. The various parties are authorized to manage and plant the lands by GZ Greenland Agriculture who in return has the priority to purchase the agricultural products at fair market price. The life term of the rental agreements are twenty-five years with various due dates. GZ Greenland Agriculture is contracted to pay the fixed leasing fee of the entire contract period in lump sum at the inception of the agreements. GZ Greenland Agriculture uses straight-line method to amortize the Long-term prepayments, during the life time of the contracts. As of December 31, 2008 and December 31, 2007, the Company has Long-term prepayments (net) in the amount of $16,258,707 and $9,558,195, respectively.

The details of Long-term prepayments are listed below as of December 31, 2008 and 2007:

	2008	2007
Long-term prepayment –Cost	$17,450,561	$10,241,336
Accumulated amortization	(1,191,854)	(683,141)
Net	$16,258,707	$9,558,195

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amortization expenses for 2008 and 2007 were $508,713 and $0 respectively. Amortization expenses for the next five years after December 31, 2008 are as follows:

First year	$698,022
Second year	698,022
Third year	698,022
Fourth year	698,022
Fifth year	698,022
After	12,768,597

Total	$16,258,707

6.           ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses comprised the following as of December 31, 2008 and December 31, 2007:

	2008	2007
Accounts payable	$804,438	$265,729
Accrued payroll	90,916	46,104
Accrued expenses	557,692	8,368
Other payable	76,741	18,766
	$1,529,787	$338,968

7.           SHORT-TERM CONVERTIBLE NOTES

On April 23, 2008, the Company issued four convertible notes to various investors in the total amount of $500,000 that accrues interest at 18% per annum and is due on April 23, 2009. The convertible notes are due on April 23, 2009 with 18% annum interest rate. In addition, the Company also issued to the investors warrants. The Warrants are exercisable after the consummation of the Company’s going public transaction per the term of warrant agreements.

Per EITF 00-19, paragraph 4, these convertible debentures do not meet the definition of a “conventional convertible debt instrument” since the outstanding principal plus all interest accrued, at the Note holder’s option, be converted on the maturity date, into shares of Issuer’s equity securities if going public transaction does not consummate on or before the maturity date. Therefore, the convertible debenture is considered “non-conventional,” which means that the conversion feature must be bifurcated from the debt and shown as a separate derivative liability. The fair value of the beneficial conversion feature will be adjusted to fair value each balance sheet date with the change being shown as a component of net income.

The fair value of the beneficial conversion feature at the inception of these convertible notes was $363,308. The first $500,000 of these discounts has been shown as a discount to the convertible notes which will be amortized over the term of the debentures. As of December 31, 2008, $313,627 net of debt discount of $153,425 and debt issuance cost of 32,948 was booked as convertible debt. The Company accrued $62,384 interest expenses for the said convertible notes as of December 31, 2008, which was due on Maturity date of the notes per agreements.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.           EQUITY TRANSACTIONS

On December 31, 2007, the Company entered an agreement with NI Group under which the Company acquired the 100% ownership of Zhuhai Greenland from NI Group in exchange for a cash purchase consideration of $5,000,000. The Company and NI Group reached another agreement, under which NI Group transfered 100% ownership of GZ Greenland Agriculture to the Company at no additional compensation, as GZ Greenland Agriculture had a negative equity as of the agreement date. Both transactions were consummated on December 31, 2007.

A 13.5% shareholder of NI Group was also a 50% shareholder of the Company before the acquisition. The two acquisitions were recognized as acquisitions between related parties. The acquisition was accounted for utilizing historical costs in a manner similar to that employed under the pooling of interest method due to related party transaction

The assets and liabilities as of December 31, 2007 of the two companies acquired were combined at historical cost.. Zhuhai Greenland and GZ Greenland Agriculture’s results of operations have been included in the consolidated financial statements since the date of acquisition.

The following table presents the allocation of the acquisition cost of Zhuhai Greenland and GZ Greenland Agriculture, to the combined assets acquired and liabilities assumed:

Cash	$5,854
Account receivable, net	104,779
Advance to suppliers	19,377
Inventories	24,477
Other current assets	27,676
Fixed assets, net	161,857
Long-term prepayments	9,558,194
Total assets	9,902,215

Accounts payable and accrued expenses	270,437
Advance from customers	77,854
Other payables	4,919,679
Total liabilities	5,267,970

Net assets as of 12-31-2007	4,634,246

Consideration paid	5,000,000

Deemed dividend	$365,755

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007, a shareholder, contributed funds amounting $5,000,000 in to the Company.

10.           INCOME TAXES

The Company is registered in The British Virgin Islands and has operations in primarily two tax jurisdictions – the British Virgin Island (BVI) and People’s Republic of China (PRC). For certain operations in PRC, the Company has incurred net accumulated operating losses for income tax purposes The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses at these locations as of December 31, 2008 and 2007. Accordingly, the Company has no net deferred tax assets.

The provision for income taxes from continuing operations on income consists of the following for the years ended December 31, 2008 and 2007:

	2008	2007
PRC Current Income Expense	$-	$526
Total Provision for Income Tax	$-	$526

The following is a reconciliation of the provision for income taxes at the tax rates of BVI and PRC to the income taxes reflected in the Statement of Operations for the years ended December 31, 2008 and 2007

	2008	2007
Tax rate in BVI	0%	0%
Foreign income tax - PRC	25%	33%
Exempt from income tax	(25%)	(33%)
Foreign income tax – PRC(VIE)	1.8%	1.8%
Exempt from income tax due to special tax policies	(1.8%)	(1.8)%
Tax expense at actual rate	0%	0%

People’s Republic of China (PRC)

Pursuant to the PRC Income Tax Laws, the Company's subsidiaries are generally subject to Enterprise Income Taxes ("EIT") at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. Zhuhai Greenland and GZ Greenland Agriculture are subject to two years tax exemption, three years 50% tax reduction tax holiday for production-oriented FIEs which will be started from the first year the FIE generates net profit.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Beginning January 1, 2008, the new Enterprise Income Tax ("EIT") law will replace the existing laws for Domestic Enterprises ("DES") and Foreign Invested Enterprises ("FIEs"). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs. The two years tax exemption, three years 50% tax reduction tax holiday for production-oriented FIEs will be continued until it is expired.

The income tax rate of Xiong Luo, who is part of consolidated financials statement as of December 31, 2008 and 2007 as a VIE, is 1.8% of the fixed income amount accounted by the local national tax bureau in which he conducts the businesses.

11.           CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

Operations of the Company are all carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

Operations of the Company in the PRC are subject to specific considerations and significant risks. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. Results of operations of the company may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

12.           MAJOR CUSTOMERS AND VENDORS

There were no major customers who accounted for more than 10% of the total net revenue for the years ended December 31, 2008 and December 31, 2007.

Three vendors provided 100% of the goods to the Company during the year ended December 31, 2008 with each individually accounting for about 91%, 3% and 6%. Three vendors provided approximately 80% of the Company’s goods for the year ended December 31, 2007 with each vendor individually accounting for about 82%, 9%, and 9%.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

13.           COMMITEMENT

Operation Leases

The Company leases various office facilities under operating leases that terminate on various dates.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Variable Interest Entity (VIE) leased five booths in two wholesale markets with various expiration date from June 30, 2008 to December 31, 2017.

The Company incurred rent expenses $107,531 and $69,421 for 2008 and 2007. The rent expenses for the next five years after December 31, 2008 are as follows:

Year 2009	$78,643
Year 2010	35,711
Year 2011	35,711
Year 2012	27,052
Year 2013	14,929
After	64,715
$256,761

14.   SUBSEQUENT EVENT

On January 15, 2009, we completed the acquisition of Organic Region pursuant to a share exchange agreement, or the Share Exchange Agreement, with Organic Region and its wholly owned subsidiaries, Zhuhai Organic, Guangzhou Organic, Fuji Sunrise, Southern International and HK Organic and the shareholders of Organic Region, or the Organic Region Shareholders. Pursuant to the Share Exchange Agreement, the Organic Region Shareholders transferred all of the shares of the capital stock of Organic Region held by them, constituting all of the issued and outstanding capital stock of Organic Region, in exchange for 81,648,554 newly issued shares of our common stock, which constituted 98% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.  Subsequent to the acquisition of Organic Region, the Company changed its name to Sino Green Land Corporation.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.  All amounts are estimates except the SEC registration fee.

SEC registration fee	$131
Printing and engraving expenses	**
Legal fees and expenses	35,000*
Accounting fees and expenses	**
Miscellaneous expenses	**
$55,000*

*  Estimated.
** To be provided by amendment

The Company has agreed to bear expenses incurred by the selling shareholders that relate to the registration of the shares of common stock being offered and sold by the selling shareholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation provides that we will indemnify and hold harmless our officers and directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes.

Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that, with certain specified exceptions, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

NRS Sections 78.7502, 78.751 and 78.752 provide broad indemnification for officers and directors, as follows:

Subsection 1 of NRS 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnified Party”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party’s conduct was unlawful.

Subsection 2 of NRS 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502 further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

Subsection 1 of NRS 78.751 provides that any discretionary indemnification under NRS 78.7502, unless ordered by a court or advanced pursuant to Subsection 2 of NRS 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the shareholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained. Subsection 2 of NRS 78.751 provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law. Subsection 3 of NRS 78.751 provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses under Subsection 2 of NRS 78.751, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators. NRS 78.752 empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person’s status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On April 23, 2008, Organic Region issued convertible notes and warrants to four investors, pursuant to a securities purchase agreement. The Company assumed all obligations under the purchase agreement, notes and warrants. The notes have an aggregate principal amount of $500,000 and are payable on April 23, 2009. The notes bear interest at 18% per annum. The maturity date of the notes was extended and the notes were paid in August 2009. In connection with the issuance of the notes, we also issued to the noteholders, five-year warrants for the purchase of an aggregate of $500,000 of shares of common stock at an exercise price equal to 115% of the per share price in the first financing or financings after the reverse acquisition in which we raise $3,000,000.

On January 15, 2009, the Company issued 81,648,554 shares of common stock to the shareholders of Organic Region in exchange for all of the issued and outstanding capital stock of Organic Region.  The number of our shares issued to the shareholders of Organic Region was determined based on an arms-length negotiation.  The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) and Regulations D and S of the Securities Act .

On April 27, 2009, the Company entered into a termination agreement with Hickey Freihofner Advisors, LLC (“HFA”), Hickey Freihofner Capital, a division of Brill Securities, Inc., (“HFC”), Mr. Hai Lin and Ms. Mary Ma Yong Qing, pursuant to which the Company issued an aggregate of 1,874,584 shares of Common Stock to nominees of HFC. The issuance of such shares was made in complete satisfaction of the Company’s obligation to issue shares to HFC under an advisory agreement (the “Advisory Agreement”) that the Company’s subsidiary, Organic Region, had entered into with HFA on January 28, 2008. The Company did not receive any cash consideration in connection with the issuance of such shares. The number of shares issued to HFC’s nominees was determined based on an arms-length negotiation. The issuance of such shares was made in reliance on the exemption provided by Section 4(2) of the Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On April 29, 2009, the Company entered into a foreign finder agreement with Mr. Hai Lin, pursuant to which the Company issued an aggregate of 2,291,158 shares of Common Stock to Mr. Lin and his nominees. The issuance of such shares was made in complete satisfaction of the Company’s obligation to issue shares to Mr. Lin under the Advisory Agreement and a foreign finder agreement, dated January 28, 2008, between HFC, HFA and Mr. Lin. The Company did not receive any cash consideration in connection with the issuance of such shares. The number of shares issued to Mr. Lin and his nominees was determined based on an arms-length negotiation. The issuance of such shares was made in reliance on the exemption provided by Section 4(2) of the Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

In June and July 2009, the Company borrowed $1.43 million from a group of Hong Kong investors.  Effective August 3, 2009, the Company entered into two agreements with the noteholders and with another investor who invested $200,000.  Pursuant to these agreements, the notes were cancelled and the Company issued common stock and warrants as follows:

Pursuant to one agreement, the Company issued 13,129,410 shares of common stock at a purchase price of $0.085 per share and two-year warrants to purchase 10,145,454 shares of common stock at an exercise price of $0.11 per share.

Pursuant to the second agreement, the Company issued 4,333,334 shares of common stock at a purchase price of $0.12 per share, granted the investors an option to purchase acquire up to 6,500,000 shares of common stock at a purchase price of $0.12 per share and issued two-year warrants to purchase 3,466,666 shares of common stock at an exercise price of $0.15 per share. In the event that such investors exercise the option to purchase shares of common stock, the Company will issue two-year warrants to purchase up to 5,200,000 shares of common stock at an exercise price of $0.15 per share.

The issuance of these shares was exempt from registration pursuant to Regulation S under the Securities Act.  None of the investors is a U.S. person.

On August 7, 2009, the Company entered into a Series A Convertible Preferred Stock and Warrant Purchase Agreement  with three accredited investors pursuant to which the Company sold, for $1,000,000 an aggregate of 1,000,000 shares of the series A convertible preferred stock and five-year warrants to purchase 10,000,000 shares of common stock at $0.14 per share and 10,000,000 shares of common stock at $0.25 per share. The Investors have the option to acquire an additional 1,000,000 shares of Preferred Stock upon the same terms. Such option expires on February 10, 2010, unless extended by the Company.  Each Investor has agreed not to convert any shares of Preferred Stock or exercise any Warrants to the extent that such Investor’s beneficial ownership of Common Stock would exceed 9.99% of the outstanding Common Stock upon such conversion or exercise.  The Company paid an aggregate of $50,000 of broker fees in connection with this transaction. The Company also reimbursed the Investors for $45,000 of due diligence expenses.  Based upon certain representations made by each of the Investors, as set forth in the Agreement, the Preferred Stock and warrants were issued in reliance upon an exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

All of the certificates issued in the transactions described above bear standard restricted stock legends.

ITEM 16. EXHIBITS
EXHIBIT INDEX

Exhibit No.	Description
2.1 (1)	Share Exchange Agreement, dated January 15, 2009, among the registrant, Organic Region Group Limited and its subsidiaries and shareholders.
3.1(2)	Articles of Incorporation of the registrant, as amended.
3.2 (1)	Bylaws of the registrant adopted on March 11, 2008.
3.3 (5)	Certificate of Designation of the Series A Convertible Preferred Stock.
4.1 (1)	Piggyback Registration Rights Agreement, dated January 15, 2009, by and among the registrant, Michael Friess and Sanford Schwartz.
4.2 (1)	Redemption Agreement, dated January 15, 2009, by and among the registrant, Michael Friess and Sanford Schwartz.
4.3 (1)	Form of Convertible Promissory Note issued by the registrant, dated January 15, 2009.
4.4 (1)	Form of Convertible Promissory Note issued by Organic Region Group Limited, dated April 23, 2008.
4.5 (1)	Form of Warrant issued by Organic Region Group Limited, dated April 23, 2008.
4.6 (4)	Form of Warrant issued by Sino Green Land Corporation, dated August 3, 2009.
4.7 (5)	Form of Series A Warrant issued by Sino Green Land Corporation, dated August 7, 2009.
4.8 (5)	Form of Series B Warrant issued by Sino Green Land Corporation, dated August 7, 2009.
5.1	Opinion of Sichenzia Ross Friedman Ference LLP.
10.1 (1)	Indemnification Agreement, dated January 15, 2009, by Michael Friess and Sanford Schwartz in favor of the registrant and Organic Region Group Limited and its subsidiaries and shareholders.
10.2 (1)	Form of Securities Purchase Agreement, dated April 23, 2008.
10.3 (1)	Consulting Services Agreement, dated January 1, 2005, between Organic Region Group Limited and Mr. Xiong Luo (English Translation).
10.4 (1)	Director Agreement, dated February 15, 2008, between Organic Region Group Limited and Mr. Anson Yiu Ming Fong.
10.5 (1)	Director Agreement, dated January 5, 2004, between Organic Region Group Limited and Mr. Xiong Luo.
10.6 (1)	Director Agreement, dated November 22, 2007, between Organic Region Group Limited and Mr. Chi Ming Leung.
10.7 (1)	Executive Employment Agreement, dated September 1, 2007, between Organic Region Group Limited and Mr. Chi Ming Leung.
10.8 (1)	Executive Employment Agreement, dated September 1, 2007, between Organic Region Group Limited and Mr. Xiong Luo.
10.9 (1)	Executive Employment Agreement, dated September 1, 2007, between Organic Region Group Limited and Ms. Yong Qing Ma.
10.10 (1)
Luochuan Apple Land Lease and Joint Development Contract, dated May 4, 2004, between Guangzhou Organic Region Agriculture Ltd. and the Apple Association of Kuibai Town, Luochuan County (English Translation).

10.11 (1)
Luochuan Apple Land Lease Cooperation Development Contract, dated October 29, 2007, between Guangzhou Organic Region Agriculture Ltd. and the Apple Association of Kuibai Town, Luochuan County (English Translation).

10.12 (1)
Wanqingsha Emperor Banana Land Lease Cooperation Development Contract, dated October 17, 2006, between Guangzhou Organic Region Agriculture Ltd. and the Fruits Association of Wanqingsha Town, Nansha District of Guangzhou (English Translation).

10.13 (1)
Wanqingsha Emperor Banana Land Lease Cooperation Development Contract, dated January 3, 2008, between Guangzhou Organic Region Agriculture Ltd. and the Fruits Association of Wanqingsha Town, Nansha District of Guangzhou (English Translation).

10.14 (1)	Guangxi Tangerine Land Lease Cooperation Development Contract, dated October 12, 2005, between Guangzhou Organic Region Agriculture Ltd. and Guangxi Wanshanhong Fruits Co., Ltd. (English Translation).
10.15 (1)
Guangzhou City Panyu District Premises Lease Contract, dated December 12, 2007, between Guangzhou Panyu District Guang Lv Industrial Co. Ltd. and Guangzhou Organic Region Agriculture Ltd. (English Translation).

10.16 (1)	Supplementary Agreement to Premises Lease Agreement between Guangzhou Panyu District Guang Lv Industrial Co. Ltd. and Guangzhou Organic Region Agriculture Ltd. (English Translation).
10.17 (1)	Transfer Agreement of Patent Application Right, January 10, 2009, by and among Guangzhou Organic Region Agriculture Ltd., Mr. Xiong Luo and Mr. Anson Yiu Ming Fong (English Translation).
10.18 (3)	Director Agreement, between Henry County Plywood Corporation and Jeremy Goodwin, dated February 2, 2009.
10.19 (4)	Form of Common Stock and Warrant Purchase Agreement, dated as of August 3, 2009, between Sino Green Land Corporation and the investors.
10.20 (4)	Form of Common Stock and Warrant Purchase Agreement, dated as of August 3, 2009, between Sino Green Land Corporation and the investors.
10.21 (5)	Form of Common Stock and Warrant Purchase Agreement, dated as of August 7, 2009, between Sino Green Land Corporation and the investors.
16.1 (1)	Letter from Schumacher & Associates, Inc., regarding change in certifying accountant.
21 (1)	Subsidiaries of the registrant.
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
23.2	Consent of Kabani & Company, Inc.

(1)	Incorporated by reference to the exhibit of the same number to the Company’s Current Report on Form 8-K filed on January 21, 2009.
(2)	Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form 8-K/A filed on April 21, 2009.
(3)	Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on February 5, 2009.
(4)	Incorporated by reference to Exhibits 4.1, 10.1, and 10.2 to the Company's Current Report on Form 8-K/A filed on August 7, 2009.
(5)	Incorporated by reference to Exhibits 3.1, 4.1, 4.2, and 10.1 to the Company's Current Report on Form 8-K filed on August 13, 2009.

ITEM 17.  UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Guangzhou in the People’s Republic of China on this 23rd day of December, 2009.

SINO GREEN LAND CORPORATION

By:/s/ Anson Yiu Ming Fong
           Anson Yiu Ming Fong, Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below constitutes and appoints Anson Yiu Ming Fong his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Chi Ming Leung	Chief Executive Officer and Director	December 23, 2009
Chi Ming Leung	(Principal Executive Officer)

/s/ Yong Qing Ma	Chief Financial Officer	December 23, 2009
Yong Qing Ma	(Principal Financial and Accounting Officer)

/s/ Anson Yiu Ming Fong	Director	December 23, 2009
Anson Yiu Ming Fong

/s/ Xiong Luo	Director	December 23, 2009
Xiong Luo